     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1998
                                                      Registration No. 333-14859

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
                        (POST-EFFECTIVE AMENDMENT NO. 4)
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          WESTERN WIRELESS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             WASHINGTON                                   91-1638901
     (State or Other Jurisdiction of                    (I.R.S.Employer
      Incorporation or Organization)                     Identification
                                                            Number)


                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (425) 313-5200
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


                              ALAN R. BENDER, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                          WESTERN WIRELESS CORPORATION
                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (425) 313-5200
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                                   Copies to:
                            G. SCOTT GREENBURG, ESQ.
                              GARY J. KOCHER, ESQ.
                            PRESTON GATES & ELLIS LLP
                              5000 COLUMBIA CENTER
                                701 FIFTH AVENUE
                            SEATTLE, WASHINGTON 98104
                                 (206) 623-7580


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

This registration statement contains a combined prospectus in accordance with Rule 429 under the Securities Act of 1933 which relates to this registration statement and the registrant's registration statement on Form S-1 (Commission File No. 333-2432), registration statement on Form S-1 (Commission File No. 333-3688) and registration statement on Form S-1 (Commission File No. 333-4229).


================================================================================

                                EXPLANATORY NOTE

        This registration statement was originally filed on Form S-4 for purposes of conducting an exchange offer, as more fully described in the form of Prospectus filed by Western Wireless Corporation (the "Company") with the Securities and Exchange Commission on November 4, 1996. The Company amended this registration statement, pursuant to Post-Effective Amendment No. 1 on Form S-1 thereto, declared effective on April 30, 1997, as amended by Post-Effective Amendment No. 2 thereto, declared effective on May 14, 1997, in connection with the market-making transactions described below. The Company hereby further amends this registration statement, pursuant to this Post-Effective Amendment No. 3 on Form S-3, in connection with such market-making transactions.

        This registration statement includes a prospectus relating to an indeterminate number of shares of Class A Common Stock of the Company, an indeterminate principal amount of the Company's 10-1/2% Senior Subordinated Notes Due 2006 and an indeterminate principal amount of the Company's 10-1/2% Senior Subordinated Notes Due 2007, which may be sold by Goldman, Sachs & Co. in connection with market-making transactions. See "Plan of Distribution."

                                     [LOGO]

                          WESTERN WIRELESS CORPORATION
                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)
                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2006
                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2007

        SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK, 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 OR 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007.

        The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WWCA."



        EACH OF THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 (THE "2006 NOTES") AND THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007 (THE "2007 NOTES," AND, TOGETHER WITH THE 2006 NOTES, THE "SENIOR SUBORDINATED NOTES") ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY AND ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ANY CURRENT OR FUTURE SUBORDINATED INDEBTEDNESS OF THE COMPANY. IN ADDITION, ALL EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF THE COMPANY'S SUBSIDIARIES WILL BE EFFECTIVELY SENIOR IN RIGHT OF PAYMENT TO THE SENIOR SUBORDINATED NOTES. THE 2006 NOTES AND THE 2007 NOTES RANK PARI PASSU WITH ONE ANOTHER. THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY FIRM ARRANGEMENT TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE SENIOR SUBORDINATED NOTES WOULD BE SENIOR. AT DECEMBER 31, 1997, SENIOR INDEBTEDNESS AGGREGATED APPROXIMATELY $995.0 MILLION.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Class A Common Stock, the 10-1/2% Senior Subordinated Notes Due 2006 and the 10-1/2% Senior Subordinated Notes Due 2007 related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. ("Goldman Sachs") may act as principal or agent in such transactions. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.

                                 --------------------

                 The date of this Prospectus is March 27, 1998.

                              AVAILABLE INFORMATION

        Western Wireless Corporation (the "Company" or "Western Wireless") is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Western Wireless are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Western Wireless, that file electronically with the Commission. The Class A Common Stock is traded as "National Market Securities" on the Nasdaq National Market. Material filed by Western Wireless can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") that Western Wireless has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common Stock, 2006 Notes and 2007 Notes. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and related exhibits thereto for further information with respect to Western Wireless and the securities offered hereby. Any statements contained herein concerning the provisions of any documents filed as exhibits to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Company is required by the terms of the indenture dated as of May 22, 1996, as amended and supplemented from time to time, by and between the Company and Harris Trust Company of California, as trustee (the "Trustee"), under which the 2006 Notes were issued (as so amended and supplemented, the "2006 Notes Indenture"), and the indenture dated as of October 24, 1996, as amended and supplemented from time to time, by and between the Company and Trustee, under which the 2007 Notes were issued (as so amended and supplemented, the "2007 Notes Indenture"), to furnish the Trustee with annual reports containing consolidated financial statements audited by the Company's independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

        Western Wireless(R) and VoiceStream(R) are registered service marks and "Telewaves" is a trademark of the Company. CELLULAR ONE(R) is a registered service mark of Cellular One Group.



                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed with the Commission by Western Wireless (Commission File No. 0-28160) are incorporated by reference in this Prospectus:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

        2. The Company's Proxy Statement dated April 25, 1997.

        3. The description of the Class A Common Stock and the Class B Common Stock of Western Wireless contained in the registration statement of Western Wireless filed on Form S-1, Commission File No. 333-2432, which is incorporated by reference in Form 8-A dated April 8, 1996, filed pursuant to the Exchange Act.

        All documents filed by Western Wireless pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Western Wireless hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Western Wireless Corporation, 2001 NW Sammamish Road, Issaquah, Washington, 98027; telephone number (425) 313-5200.

                               PROSPECTUS SUMMARY

        Unless the context otherwise requires, the term "Company" or "Western Wireless" when used in this Prospectus refers to Western Wireless Corporation, a Washington corporation which is the successor to a Delaware corporation pursuant to a reincorporation merger that was effected in May 1996, and its subsidiaries and predecessors.

                                   THE COMPANY

        Western Wireless provides wireless communications services in the western United States. The Company owns cellular and PCS licenses for a geographic area covering approximately 59% of the continental United States. In its cellular and PCS markets, the Company serves a combined 648,600 subscribers at December 31, 1997.

        The Company holds 87 cellular licenses and owns and operates cellular communications systems in 16 Metropolitan Statistical Areas ("MSAs") and 71 Rural Service Areas ("RSAs") covering an aggregate population of approximately
7.3 million persons. The RSAs include 12 markets acquired through the Company's October 1997 acquisition of certain assets of Triad Cellular Corporation and affiliates (the "Triad Acquisition"). In its cellular markets, the Company uses the CELLULAR ONE(R) brand name.

        The Company holds 115 broadband personal communications services ("PCS") licenses and operates PCS communications systems in seven Major Trading Areas ("MTAs") covering an aggregate population of approximately 20.2 million persons. In 1997, the Company obtained 100 of its broadband PCS licenses for Basic Trading Areas ("BTAs") in the Federal Communication Commission's ("FCC") D and E Block auctions and acquired an additional 8 PCS Licenses for BTAs through the Triad Acquisition. The Company has not yet commenced operations in any of such BTA markets. Through a joint venture, PCS service is available under the Company's proprietary VoiceStream(R) brand name in the Wichita, Kansas BTA market. Cook Inlet Western Wireless PV/SS PCS, LP ("Cook Inlet PCS"), a partnership in which the Company holds a 49.9% limited partnership interest, owns broadband PCS licenses in 21 Basic Trading Areas ("BTAs") including 7 that were acquired in the FCC F Block auction during the first quarter of 1997. Cook Inlet PCS initiated service in the Tulsa, Oklahoma BTA in June 1997 utilizing the VoiceStream(R) brand name. In its PCS markets, the Company uses the internationally-proven Global System for Mobile Communications ("GSM") technology as the network standard and operates under its VoiceStream(R) brand name.

        Western Wireless is a Washington corporation and its principal executive offices are located at 2001 NW Sammamish Road, Issaquah, Washington, 98027; telephone number (425) 313-5200.

             10 1/2% SENIOR SUBORDINATED NOTES DUE 2006 OUTSTANDING

2006 Notes ................    $200 million principal amount of 10-1/2% Senior
                               Subordinated Notes Due 2006 (the "2006 Notes").
                               Principal of, premium, if any, and interest on the 2006 Notes will be payable in immediately available funds.

Maturity Date..............    The 2006 Notes will mature on June 1, 2006.

Interest Payment Dates.....    June 1 and December 1 of each year, commencing
                               December 1, 1996.

Ranking....................    The 2006 Notes are senior unsecured obligations
                               of the Company and are subordinated in right of payment to the prior payment in full of all Senior Indebtedness and senior in right of payment to any current or future subordinated
                               Indebtedness of the Company. In addition, all existing and future Indebtedness and other liabilities of the Company's Subsidiaries will be effectively senior in right of payment to the 2006 Notes. At December 31, 1997, Senior
                               Indebtedness aggregated approximately $995.0 million. At December 31, 1997, the total outstanding Indebtedness of the Company's
                               Subsidiaries not eliminated in the Company's consolidated financial statements was approximately $300.0 million. The 2006 Notes rank pari passu with $200.0 million principal amount of outstanding 2007 Notes. See "Description of
                               Senior Subordinated Notes Due
                               2006--Subordination."

Optional Redemption........    Prior to June 1, 2001, the 2006 Notes may be
                               redeemed at the option of the Company in whole or, from time to time, in part at a redemption price equal to the sum of (i) the principal amount of the 2006 Notes to be redeemed plus accrued interest to but excluding the redemption date and (ii) the Make-Whole Amount. After June
                               1, 2001, the 2006 Notes may be redeemed as a whole or, from time to time, in part at the option of the Company at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning June 1 of each of the years indicated: 2001 at 105.25%, 2002 at 103.50%, 2003 at 101.75% and 2004 and thereafter at 100%. In addition, on or before June 1, 1998, the Company may, at its option, apply Qualified Capital Stock
                               Proceeds and Affiliate and Related Person
                               Proceeds to redeem up to $66.0 million in aggregate principal amount of 2006 Notes at 110.5% of principal amount together with accrued
                               Interest. See "Description of Senior Subordinated
                               Notes Due 2006--Optional Redemption." In addition, the Company may be required to offer to repurchase the 2006 Notes upon the occurrence of a Change of Control or upon certain Asset
                               Dispositions. See "Description of Senior
                               Subordinated Notes Due 2006--Change of Control" and "--Covenants--Limitation on Certain Asset
                               Dispositions." The Company's credit facility (the
                               "Credit Facility") with a consortium of leaders, which provides for $750 million of revolving credit and a $200 million term loan, prohibits the repayment of all or any portion of the principal amount of the 2006 Notes prior to the repayment of all indebtedness under the Credit
                               Facility.

Sinking Fund...............    The 2006 Notes are not entitled to any sinking
                               fund.

Change of Control..........    Upon a Change of Control, each Holder of 2006
                               Notes will have the right to have the Company repurchase all or a portion of such Holder's 2006
                               Notes at a purchase price in cash equal to 101%
                               of the aggregate principal amount of the 2006
                               Notes plus accrued interest to but excluding the Purchase Date. The Company will not be able to so repurchase 2006 Notes without obtaining written consents from or repaying the lenders under the Credit Facility.

Certain Covenants..........    The 2006 Notes Indenture contains limitations on,
                               among other things, (a) the Incurrence of
                               additional Indebtedness, (b) the issuance of
                               Preferred Stock by Restricted Subsidiaries, (c)
                               the making of Restricted Payments, (d) the
                               Incurrence of certain Liens, (e) certain Asset
                               Dispositions, (f) dividend and other payment
                               restrictions affecting Restricted Subsidiaries,
                               (g) the sale or issuance of a Wholly Owned
                               Restricted Subsidiary's Capital Stock, (h)
                               transactions with Affiliates and (i) certain
                               consolidations, mergers and transfers of assets.
                               See "Description of Senior Subordinated Notes Due
                               2006--Covenants." ........


        For additional information regarding the 2006 Notes and for definitions of certain capitalized terms used herein, see "Description of Senior Subordinated Notes Due 2006."

             10 1/2% SERIES SUBORDINATED NOTES DUE 2007 OUTSTANDING

        On October 24, 1996, the Company issued $200,000,000 aggregate principal amount of 2007 Notes in a transaction exempt from registration under the Securities Act (the "Original Notes"). The Company subsequently filed a registration statement on Form S-4 in connection with its offer to exchange (the "Exchange Offer") up to $200,000,000 aggregate principal amount of its registered 2007 Notes for up to $200,000,000 aggregate principal amount of the Original Notes. The Exchange Offer expired on December 4, 1996 and, as a result of such Exchange Offer, $199.0 million in principal amount of Original Notes was exchanged for $199.0 million principal amount of exchange notes (the "Exchange Notes").

2007 Notes ................    $200.0 million principal amount of 10-1/2% Senior
                               Subordinated Notes Due 2007, $199.0 million aggregate principal amount of which was exchanged pursuant to the Exchange Offer for Exchange Notes and $1.0 million aggregate principal amount of which was not so exchanged. Although information contained herein with respect to the 2007 Notes is presented with respect to the full $200.0 million aggregate principal amount of 2007 Notes, this Prospectus relates only to the $199.0 million aggregate principal amount of 2007 notes exchanged in the Exchange Offer (i.e., the Exchange Notes). Principal of, premium, if any, and interest on the 2007 Notes will be payable in immediately available funds.

Interest and Maturity Date.    The 2007 Notes bear interest from and including
                               their date of issuance. The 2007 Notes will mature on February 1, 2007.

Interest Payment Dates ....    February 1 and August I of each year, commencing
                               February 1, 1997.

Ranking ...................    The 2007 Notes are senior unsecured obligations
                               of the Company and are subordinated in right of payment to the prior payment in full of all Senior Indebtedness and senior in right of payment to any future subordinated Indebtedness of the Company. In addition, all existing and future Indebtedness and other liabilities of the Company's subsidiaries will be effectively senior in right of payment to the 2007 Notes. At
                               December 31, 1997, Senior Indebtedness aggregated approximately $995.0 million. At December 31,
                               1997, the total outstanding Indebtedness of the Company's subsidiaries not eliminated in the Company's consolidated financial statements was approximately $300.0 million. The 2007 Notes rank pari passu with $200.0 million principal amount of outstanding 2006 Notes. See "Description of
                               Senior Subordinated Notes Due
                               2007--Subordination."

Optional Redemption .......    Prior to February 1, 2002, the outstanding 2007
                               Notes may be redeemed at the option of the Company in whole or, from time to time, in part at a redemption price equal to the sum of (i) the principal amount of the 2007 Notes to be redeemed plus accrued interest to but excluding the redemption date and (ii) the Make-Whole Amount.
                               On or after February 1, 2002 the outstanding 2007
                               Notes may be redeemed as a whole or, from time to time, in part at the option of the Company at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning February 1 of each of the years indicated: 2002 at 105.25%, 2003 at 103.50%, 2004 at 101.75% and 2005 and thereafter at 100%. In addition, on or before February 1, 1999, the Company may, at its option, apply
                               Qualified Capital Stock Proceeds and Affiliate and Related Person Proceeds to redeem up to $66.0 million in aggregate principal amount of 2007
                               Notes at 110.5% of the stated principal amount thereof, together with accrued interest. See
                               "Description of Senior Subordinated Notes Due
                               2007--Optional Redemption." In addition, the
                               Company may be required to offer to repurchase the 2007 Notes upon the occurrence of a Change of Control or upon certain Asset Dispositions. See
                               "Description of Senior Subordinated Notes Due
                               2007--Change of Control" and " --
                               Covenants--Limitation on Certain Asset
                               Dispositions." The Credit Facility prohibits the repayment of all or any portion of the principal amount of the 2007 Notes prior to the repayment of all indebtedness under the Credit Facility.

Sinking Fund ..............    The 2007 Notes are not entitled to any sinking
                               fund.

Change of Control .........    Upon a Change of Control, each Holder of 2007
                               Notes will have the right to have the Company repurchase all or a portion of such Holder's 2007
                               Notes at a purchase price in cash equal to 101%
                               of the aggregate principal amount of the 2007
                               Notes plus accrued interest to but excluding the Purchase Date. The Company will not be able to so repurchase 2007 Notes without obtaining written consents from or repaying the lenders under the Credit Facility.

Certain Covenants .........    The 2007 Notes Indenture contains limitations on,
                               among other things, (a) the Incurrence of additional Indebtedness, (b) the issuance of Preferred Stock by Restricted Subsidiaries, (c) the making of Restricted Payments, (d) the Incurrence of certain Liens, (e) certain Asset
                               Dispositions, (f) dividend and other payment restrictions affecting Restricted Subsidiaries,
                               (g) the sale or issuance of a Wholly Owned
                               Restricted Subsidiary's Capital Stock, (h) transactions with Affiliates and (i) certain consolidations, mergers and transfers of assets.
                               See "Description of Senior Subordinated Notes Due
                               2007--Covenants."


        For additional information regarding the 2007 Notes and for definitions of certain capitalized terms used herein, see "Description of Senior Subordinated Notes Due 2007."

                       RATIO OF EARNINGS TO FIXED CHARGES

        Western Wireless Corporation was formed in July 1994 as the result of a business combination (the "Business Combination") among various companies, including Markets Cellular Limited Partnership d/b/a Pacific Northwest Cellular, a Delaware limited partnership ("MCLP"), and General Cellular Corporation, a Delaware corporation ("GCC"). GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the assets of MCLP. Accordingly, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for the periods subsequent to the Business Combination are not comparable to financial data for prior periods. See Note 12 to the Company's consolidated financial statements incorporated herein for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1994.


                                        DECEMBER 31,
                       ----------------------------------------------
                       1997       1996      1995      1994       1993
                       ----       ----      ----      ----       ----
Ratio of earnings
to fixed charges (1)     *         *         *          *        2.22

--------
* Not meaningful

(1) The ratio of earnings to fixed charges is determined by dividing the sum of earnings (loss) before extraordinary items, interest and financing expense, amortization of deferred financing costs and the portion of rents representative of the interest factor by fixed charges. Fixed charges consist of the sum of interest and financing expense, amortization of deferred financing costs, capitalized interest and the portion of rents representative of the interest factor. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the periods indicated above, earnings were inadequate to cover fixed charges and the deficiencies of earnings to fixed charges were $269.5 million, $135.3 million, $49.7 million and $26.0 million for the years ended December 31, 1997, 1996, 1995 and 1994, respectively.

                                  RISK FACTORS

        In addition to the other information contained in this Prospectus, the following should be considered carefully in evaluating the Company and an investment in the Class A Common Stock, the 2006 Notes or the 2007 Notes.

HIGH LEVERAGE; DEBT SERVICE; RESTRICTIVE COVENANTS

        The Company is, and will continue to be, highly leveraged and subject to significant financial restrictions and limitations. As of December 31, 1997, the Company's total indebtedness was $1,395 million or approximately 87.8% of its total capitalization. Indebtedness under the Credit Facility and the $300 million credit facility (the "PCS Vendor Facility" and, together with the Credit Facility, the "Senior Secured Facilities") of a subsidiary of the Company with a consortium of lenders matures on March 31, 2006 and December 31, 2003, respectively, and bears interest at variable rates. Substantially all the assets of the Company are pledged as security for such indebtedness. The $200 million principal amount of each of the 2006 Notes and the 2007 Notes bear interest at 10-1/2% and mature on June 1, 2006, and February 1, 2007, respectively.

        For the year ended December 31, 1997, the Company had negative ratios of earnings to fixed charges and earnings coverage deficiencies of approximately $269.5 million. There can be no assurance that the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. In such event, the Company may need to seek additional financing. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company. In the absence of such financing or refinancing, the Company could be materially limited in its ability to build out its existing cellular and PCS systems or be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to the realization of the highest price for such assets. Given that a substantial portion of the Company's assets consists of intangible assets, principally licenses granted by the FCC, the value of which will depend upon a variety of factors (including the success of the Company's PCS and cellular businesses and the wireless communications industry in general), there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations.

        Over the next year, the Company currently anticipates spending approximately $260 to expand the initial build-out of its PCS MTA systems and to complete construction of the initial build-out of the Seattle and Phoenix/Tucson BTA systems. In addition, further funds will be required to finance the continued growth of its cellular and PCS operations (which may be significant), provide for working capital, and service debt. The Company will utilize cash on hand and amounts available for borrowing under the Credit Facility for such purposes. At December 31, 1997, the amount available for borrowings under the Credit Facility was $239 million and the total unused portion of the Credit Facility was $255 million. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, including those that may arise through the reauction of MTAs or BTAs by the FCC, the Company may require additional funding to implement its business strategy. The Company continues to consider additional sources of funding to meet those potential needs which may include the issuance of additional indebtedness or the sale of additional equity. There can be no assurance that the Company will be able to obtain such financing on acceptable or favorable terms and in adequate amounts to accomplish its objectives.

        The Senior Secured Facilities, the 2006 Notes Indenture and the 2007 Notes Indenture contain, and any additional financing agreements may contain, certain restrictive covenants. The Senior Secured Facilities, the 2006 Notes Indenture and the 2007 Notes Indenture require the Company to comply with certain financial and operational performance covenants, and, while the Company expects to remain in compliance with such covenants, there can be no assurance to that effect. The restrictions contained in the Senior Secured Facilities, the 2006 Notes Indenture and the 2007 Notes Indenture affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, create liens, sell assets and engage in mergers and consolidations. In addition to such covenants, the Credit Facility requires the Company to maintain certain financial ratios. The financial ratio covenants in the Credit Facility include, among others, a limitation on the incurrence of indebtedness based on the ratio of the Company's indebtedness to operating cash flow (as defined in the Credit Facility) and a requirement that the Company's ratio of operating cash flow to cash interest expense be not less than specified levels. The PCS Vendor Facility contains, among others, covenants of Western PCS II Corporation, a subsidiary of the Company and the borrower thereunder, relating to minimum gross revenues and the ratio of cash coverage (as defined in the PCS Vendor Facility) to operating cash flow (as defined in the PCS Vendor Facility). Each of the 2006 Notes Indenture and the 2007 Notes Indenture contains a limitation, among others, on the incurrence of indebtedness based on the ratio of the Company's indebtedness to EBITDA (as defined herein). See "Description of Senior Subordinated Notes Due 2006" and "Description of Senior Subordinated Notes Due 2007" for a more detailed description of the restrictive covenants and other terms of the 2006 Notes Indenture and the 2007 Notes Indenture. An event of default under the Senior Secured Facilities, the 2006 Notes Indenture, or the 2007 Notes Indenture would allow the acceleration of the maturities of the indebtedness thereunder. In such event, it is likely that all of the Company's indebtedness would become immediately due and payable. See "Description of Senior Subordinated Notes Due 2006" and "Description of Senior Subordinated Notes Due 2007."

PAST AND FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW

        The Company sustained operating losses of approximately $159.7 million (including $196.9 million of losses attributable to the Company's PCS operations), $86.9 million (including $81.8 million of losses attributable to the Company's PCS operations) and $23.9 million (including $3.7 million of losses attributable to the Company's PCS operations) for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the Company had an accumulated deficit of $479.8 million. The Company expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years, while it develops and constructs its PCS systems and builds a PCS subscriber base. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating in the future or that it will generate sufficient cash flow to service its debt requirements. See " -- High Leverage; Debt Service; Restrictive Covenants."

COMPETITION

        Competition for subscribers among wireless licensees is based principally upon the services and enhancements offered, the technical quality of the system, customer service, system coverage, capacity and price. In the future, the Company expects to face increased competition from entities providing similar services using other communications technologies and services. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. The Company's PCS business in markets in which it operates faces competition from providers of cellular service and from other providers of PCS services as they enter such markets. Under current FCC rules, there may be up to six PCS licenses granted in each geographic area in addition to the two existing cellular licenses. Also, the FCC has licensed Specialized Mobile Radio ("SMR") dispatch system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as Enhanced Specialized Mobile Radio ("ESMR"), in many cities throughout the United States, including some of the markets in which the Company operates. ESMR systems, including those operated by Nextel Communications, Inc., are competitive with the Company's cellular and PCS systems. The Company has one cellular competitor in each of its cellular markets, including AirTouch Cellular Communications, Inc. ("AirTouch"), Aliant Communications, Inc. ("Aliant"), CommNet Cellular, Inc. ("CommNet"), Kansas Cellular, Southwestern Bell Mobile Systems ("Southwestern Bell") and United States Cellular Corporation ("US Cellular"), and there will be up to six PCS licensees in each of its markets. The Company's principal competitors in its PCS business are PCS PrimeCo L.P. ("PrimeCo"), Sprint Spectrum L.P. ("Sprint Spectrum") and AT&T Wireless Services, Inc. ("AT&T Wireless"), as well as the two existing cellular providers in its PCS markets. These cellular competitors include AT&T Wireless, US Cellular and AirTouch. The Company also competes with paging, dispatch and conventional mobile telephone companies, resellers and landline telephone service providers. Competition in the markets in which the Company competes is intense. Given the rapid advances in the wireless communications industry, there can be no assurance that new technologies will not evolve that will compete with the Company's products and services. In addition, a number of the Company's competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company and have significantly greater experience than the Company in testing new or improved communications products and services and obtaining regulatory approvals. Some competitors are expected to market other services, such as landline telephone and cable services, with their wireless communications service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless communications systems that encompass most of the continental United States. See " -- Absence of PCS Operating History in the United States; Handset Availability" and " -- Risks Relating to GSM Technical Standard."

RISKS RELATING TO GSM TECHNICAL STANDARD

        When the FCC first licensed cellular systems in the United States, it specified the technical standards of analog cellular system operation to ensure nationwide compatibility between all analog cellular carriers. In contrast, the FCC has not mandated the technology standard for digital cellular or PCS operations, leaving each licensee free to select among several competing technologies that have sufficient technological differences to preclude their interoperability. The Company has deployed the GSM technical standard in its PCS markets and believes that GSM offers the Company significant advantages over the other competing technologies. There are, however, certain risks with respect to the deployment of GSM.

        The Company, together with the other MTA and BTA PCS licensees who have announced their intent to deploy GSM-based systems, collectively will cover markets containing approximately 260 million persons, representing approximately 98% of the U.S. population. PCS licensees in several markets adjacent to the Company's PCS markets have initiated PCS service utilizing the GSM standard. In order for the Company's PCS subscribers to roam in other markets, and vice versa, at least one PCS licensee in the other market must utilize the GSM standard, or the subscribers must use dual-mode handsets that would permit the subscriber to use the cellular system in the other market. Dual-mode handsets which would permit such usage while currently commercially available may not be available in adequate supply until the first half of 1998 and will be more expensive than single-mode handsets. The lack of interoperability, or the comparatively higher cost or the potential lack of consumer acceptance of such handsets may impede the Company's ability to retain current cellular subscribers or attract potential new wireless communications subscribers. There can be no assurance that PCS licensees who have announced their intent to deploy GSM-based systems will build out their respective markets, and, accordingly, GSM-based systems may cover less than 98% of the U.S. population. See " -- Absence of PCS Operating History in the United States."

        The Company's principal PCS competitors have committed to standards other than GSM and, as a result, without PCS handsets that can access both GSM and competing systems, there is a risk that customers of the Company's PCS services may not be able to conveniently use PCS services while roaming in certain geographic areas outside the Company's PCS markets. PrimeCo and Sprint Spectrum have deployed PCS systems based on a Code Division Multiple Access ("CDMA") standard. AT&T Wireless and Southwestern Bell have deployed systems based on the Time Division Multiple Access ("TDMA") standard. It is estimated that together, CDMA-based PCS providers, including competitors in several of the Company's markets, own licenses covering approximately 100% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes) and AT&T Wireless and Southwestern Bell, with their TDMA standard, own PCS licenses which contain approximately 94% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes). Licensees in the FCC's completed C, D, E & F Block auctions of PCS licenses may or may not select GSM technology; certain purchasers of licenses in such auctions have announced their intention not to utilize the GSM standard in such markets. Accordingly, certain major metropolitan areas will not be served by GSM-based PCS systems. The Company's ability to establish a PCS subscriber base and to compete successfully in the PCS business with those operators offering greater roaming capabilities may be adversely affected by the fact that the Company's PCS subscribers will only be able to roam into regions served by GSM-based PCS systems until dual-mode handsets permitting them to use the existing cellular system become widely-available.

ABSENCE OF PCS OPERATING HISTORY IN THE UNITED STATES

        PCS systems have limited operating history in the United States and there can be no assurance that these businesses will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The inability of the Company to establish PCS services or to obtain appropriate equipment for the PCS business could have a material adverse effect on the Company.

INTELLECTUAL PROPERTY AND BRANDING

        The Company currently uses the registered service mark CELLULAR ONE to market its cellular services. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Each of these agreements may be renewed at the Company's option for three additional five-year terms. Under these agreements, the Company has agreed to meet operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and, therefore, were no longer permitted to use the CELLULAR ONE service mark, the Company's ability to attract new subscribers and retain existing subscribers could be materially impaired. AT&T Wireless, which had been the single largest user of the CELLULAR ONE brand name, has reduced its use of the brand as a primary service mark. In addition, if for some reason beyond the Company's control the name CELLULAR ONE were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In such circumstances or otherwise, the Company may explore development or acquisition of a new service mark.

        The Company currently uses its VoiceStream registered service mark to market its PCS services in all of its PCS markets. There can be no assurance that such registration will provide any meaningful benefit to the Company. Competitors of the Company possess, and others may develop over time, branding with significantly greater name recognition than that of the Company. A failure by the Company to maintain existing rights to its current cellular branding, to successfully develop value in its VoiceStream mark or to develop suitable alternatives thereto would have a material adverse effect on the Company's ability to market its products and services and could require the Company to invest significant additional funds to develop such alternatives.

HOLDING COMPANY STRUCTURE; SUBORDINATION

        Substantially all of the Company's assets and operations are held by or conducted through subsidiaries and, to that extent, the Company is effectively a holding company. The Company relies on dividends, loan repayments and other intercompany cash flows from its subsidiaries to generate the funds necessary to meet its debt service obligations, including the payment of principal, premium, if any, and interest on the Senior Subordinated Notes. The payment of dividends and the making and repayment of loans and advances by the Company to its subsidiaries are subject to statutory, contractual and other restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. In addition, the Senior Subordinated Notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of December 31, 1997, the total outstanding indebtedness of the Company's subsidiaries not eliminated in the Company's consolidated financial statements was approximately $300.0 million. Moreover, claims of creditors of the Company's subsidiaries, including tax authorities and trade creditors, will generally have a priority claim to the assets of such subsidiaries over the claims of the Company and the holders of indebtedness of the Company, including holders of the Senior Subordinated Notes. See "Description of Senior Subordinated Notes Due 2006" and "Description of Senior Subordinated Notes Due 2007."

PCS BUILD-OUT AND CAPITAL EXPENDITURES

        The Company currently operates PCS systems in the Honolulu, Salt Lake City, El Paso/Albuquerque, Portland, Oklahoma City, Des Moines/Quad Cities and Denver MTAs. The Company's 30 MHz PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in the relevant MTA by June 2000, five years from the grant of the license (the "Five-Year Build-out Requirement"), and to at least two-thirds of the population by June 2005, 10 years from the grant of the license (the "10-Year Build-out Requirement"). In each of the Honolulu, Salt Lake City, El Paso/Albuquerque, Portland, Oklahoma City, Des Moines/Quad Cities and Denver MTAs, the Company currently has sufficient coverage to satisfy the Five-Year Build-out Requirement. The Company anticipates that its build-out in all of its MTA markets, if completed as currently planned by the end of 1998, will satisfy the 10-Year Build-out Requirement. The Company's 10 MHz PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-quarter of the population in their relevant BTA within five years of being licensed, or make a showing of substantial service in their relevant BTA within five years of being licensed. Should the Company fail to meet these coverage requirements, it may be subject to forfeiture or nonrenewal of the license or the imposition of fines by the FCC. The PCS build-out in each MTA is subject to successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing and satisfactory accommodation of microwave users currently using the spectrum. Delays in any of these areas could have a material adverse effect on the Company's ability to complete the build-out in a timely manner.

        The successful build-out of additional PCS systems by the Company will depend to a significant degree upon the Company's ability to lease or acquire appropriate sites for the location of its base station equipment. The Company has begun the site selection and acquisition process for certain additional PCS systems. The site selection process will require the continued successful negotiation of use agreements for or acquisitions of numerous additional sites, and may require the Company to obtain zoning variances or other governmental or local regulatory approvals, which are beyond the Company's control. Delays in the site selection process, as well as construction delays and other factors, could adversely affect the timing of the commencement of commercial service in such additional PCS systems. See " -- Relocation of Fixed Microwave Licensees."

        Over the next year, the Company currently anticipates spending approximately $260 million to expand the initial build-out of its PCS MTA systems and to complete the initial build-out of the Seattle and Phoenix/Tucson BTA systems. In addition, further funds will be required to finance the continued growth of its cellular and PCS operations (which may be significant), provide for working capital, and service debt. The Company will utilize cash on hand and amounts available for borrowing under the Credit Facility for such purposes. The build-out of additional PCS systems by the Company will require substantial additional funds and the capital cost of completing the project in any particular MTA or BTA and overall could vary materially from such estimates. If adequate funds are not available from its existing capital resources, the Company may be required to curtail its service operations or to obtain additional funds on terms less favorable than those contained in the Company's current arrangements.

        In addition, the implementation of the PCS build-out plan is subject to the availability from suppliers of the infrastructure equipment and subscriber equipment the Company plans to use. Accordingly, there are risks associated with the completion of development, timely manufacture and successful implementation of newly developed wireless equipment in the build-out of the Company's PCS systems. The Company has entered into agreements for the supply of infrastructure equipment with Northern Telecom Inc. ("NORTEL"), Nokia Telecommunications Inc. (together with its affiliate, Nokia Mobile Phones, Inc., "Nokia") and Lucent Technologies Inc. ("Lucent Technologies").

RELOCATION OF FIXED MICROWAVE LICENSEES

        For a period of up to ten years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems, which exist within each of the Company's MTAs and BTAs. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently, the Company may need to negotiate agreements to relocate many of these existing licensees. In such places where relocation is necessary to permit operation of the Company's PCS systems, any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS systems. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the costs of the relocation. In the case of A and B Block PCS license holders, this transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005 for A and B Block licenses, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. The FCC has shortened the voluntary negotiation period to one year (for non-public safety entities) for all Blocks other than A and B. There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that any such agreements will be on terms favorable to the Company. Further, depending on the terms of such agreements, the Company's ability to operate its PCS systems profitably may be adversely affected.

GOVERNMENTAL REGULATION

        The licensing, construction, operation, acquisition and sale of cellular and PCS systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of such activities, such as a decision by the FCC to issue new licenses or permit more than two licenses in each market for cellular communications services, could have a material adverse effect on the Company's operations. The FCC is currently conducting an auction of spectrum in other frequency bands which could potentially be used for wireless communications. In addition, all cellular licenses in the United States, including the Company's licenses, were granted for an initial 10-year term and are subject to renewal. Licenses may be revoked by the FCC at any time for cause. The Company has approximately 35 cellular licenses which will be subject to renewal in the next three years. While the Company believes that each of its cellular licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during their past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's cellular licenses will be renewed.

        All PCS licenses are granted for a 10-year period, at the end of which period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz broadband PCS licenses, including those of the Company, are subject to the Five-Year Build-out Requirement and the 10-Year Build-out Requirement. While the Company believes that each of its PCS licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's PCS licenses will be so renewed. See " -- PCS Build-out and Capital Expenditures."

        The Company also must obtain a number of approvals, licenses and permits in the operation of its business, including authorizations from the Federal Aviation Administration (the "FAA") in connection with cellular and PCS towers. Additionally, the wireless communications industry is subject to certain state and local governmental regulation. Operating costs are also affected by other governmental actions that are beyond the Company's control. There is no assurance that the various federal, state and local agencies responsible for granting such licenses, approvals and permits will do so or that, once granted, will not revoke or fail to renew them. The absence of such licenses, approvals and permits would adversely affect existing operations and could delay commencement of or prohibit certain business operations proposed by the Company.

        Because the Company has controlling interests in cellular markets that overlap the Denver MTA and the Oklahoma City MTA, the Company must comply with FCC rules that limit the aggregate amount of cellular and PCS spectrum that a single entity may own or control in a given territory. Current rules would require divestiture of certain cellular or PCS holdings. However, pending administrative challenges may result in additional compliance options.

        The wireless communications industry also is subject to continually evolving regulation. There are a number of issues on which modification to existing regulation or new regulation has been or in the future may be suggested, including the effect of wireless communications equipment on medical equipment and devices, electromagnetic interference and cancer, as well as interference between types of wireless systems. As new regulations are promulgated on these subjects or other subjects, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost effective manner, if at all. See " -- Radio Frequency Emission Concerns; Medical Device Interference."

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

        Media reports have suggested that certain radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect upon the Company's business. On August 1, 1996, the FCC updated the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the update imposes more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets currently marketed by the Company and in use by the Company's subscribers already comply with the new proposed standards. Petitions for reconsideration of rules and requests to stay the effective date of the rules are pending.

        Certain interest groups have requested that the FCC investigate claims that the GSM technology poses health concerns and causes interference with hearing aids and other medical devices. The Center for the Study of Electromagnetic Compatibility at the University of Oklahoma, which was founded in 1994 with funds from the wireless industry, is studying this issue and recently released its findings with respect to the first phase of its study. Such phase of the study, which was designed to examine extreme conditions, found that digital technologies cause interference with hearing aids in certain instances. In addition, the Personal Communications Industry Association ("PCIA") announced in July 1995 that it was undertaking an industry-wide study to gather information on possible PCS interference with medical devices for all PCS standards. There can be no assurance that the findings of such studies will not have an adverse effect on the Company's business (including its use of GSM technology) or that such findings will not lead to governmental regulations that will have an adverse effect on the Company's business.

FINALITY OF PCS AUCTIONS

        All of the MTA PCS licenses, including those of the Company, and most of the BTA PCS licenses auctioned under the C Block, have been awarded by the FCC and the holders of the licenses are permitted to construct their PCS systems and commence operations. The Orders granting the Company the A and B Block licenses and Cook Inlet PCS the C Block licenses are final and non-appealable. Nevertheless, there are certain unresolved actions before the FCC following remand by a federal court challenging the validity of certain spectrum aggregation limits which affected eligibility for the auction. As a result of the challenges, although it currently appears unlikely, the Company could lose its PCS licenses or have adverse conditions imposed on them, and in such event the loss resulting from any adverse conditions or, in the case of license revocation, from its costs and expenses in bidding for and obtaining the licenses and in beginning the site acquisition and build-out for its PCS systems could have a material adverse effect on the Company.

CONTROL BY MANAGEMENT AND EXISTING SHAREHOLDERS; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF COMMON STOCK; CERTAIN CHARTER PROVISIONS AND WASHINGTON LAW

        Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. As of December 31, 1997, John W. Stanton and Theresa E. Gillespie, the Company's Chairman and Chief Executive Officer, and Senior Vice President, respectively, and certain other holders of shares of Class B Common Stock who are parties to an agreement (the "Shareholders Agreement"), beneficially own 330,243 shares of outstanding Class A Common Stock and 47,357,416 shares of outstanding Class B Common Stock, which represent approximately 62.9% of the outstanding shares of Common Stock and 85.8% of the combined voting power of the Common Stock. These shareholders have agreed to vote their shares for each other's designees, subject to certain ownership requirements, and are able to control the election of the entire Board of Directors. Such voting control by such holders of Common Stock, and certain provisions of Washington law affecting acquisitions and business combinations, which have been incorporated by the Company into its Articles of Incorporation, may discourage certain transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over the then-prevailing market price, and may have a depressive effect on the market price for Class A Common Stock.

DEPENDENCE UPON KEY PERSONNEL

        The Company will be dependent to a large degree on the services of Mr. Stanton, as Chairman of the Board and Chief Executive Officer, and other current members of management. The Company and Mr. Stanton have entered into an employment agreement which provides that Mr. Stanton's employment may be terminated at any time by the Company, specifies base compensation of $190,000 per year with a targeted annual bonus of 100% of the base compensation, as determined by the Board of Directors. The Board of Directors may, in its discretion, increase Mr. Stanton's compensation, either permanently or for a limited period, if the Board of Directors shall deem it advisable in order to fairly compensate Mr. Stanton for the value of his services. Severance is payable under the agreement in the event Mr. Stanton's employment with the Company is involuntarily terminated for other than Cause (as defined in the agreement) in an amount equal to any accrued targeted bonus through the date of termination, 12 months base salary and 12 months annual targeted bonus. The Company will also make specified insurance benefit payments on behalf of Mr. Stanton and his dependents for 12 months following involuntary termination. In addition, in such event unvested stock options become vested in accordance with a schedule provided in the agreement; however, Mr. Stanton currently holds no stock options. In the event of a voluntary termination or a termination for Cause, no severance is payable by the Company. In addition, the agreement provides that during the term of the agreement and for one year following the termination of Mr. Stanton's employment for any reason, Mr. Stanton may not engage in a business which is substantially the same as or similar to the business of the Company; provided, that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies in the wireless communications business, in each case subject to his fiduciary obligations as a director of the Company.

        Loss of the services of Mr. Stanton or other members of management could have a material adverse effect on the business of the Company and qualified replacements may be difficult or impossible to find or retain. An event of default under the Credit Facility would occur if Mr. Stanton (or a suitable replacement) ceases, for any reason, to be the Chairman of the Company's Board of Directors.

SEASONALITY

        The Company, and the wireless communications industry in general, have historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue.

POSSIBLE VOLATILITY OF PRICE OF CLASS A COMMON STOCK

        The market price of the Class A Common Stock may be extremely volatile. Factors such as fluctuations in the valuation of wireless licenses, results of future FCC auctions, acquisitions by the Company, significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results and general conditions in the communications market may have a significant impact on the market price of the Class A Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and communications companies, often unrelated to the operating performance of the specific companies. The underwriters of the Company's initial public offering of Class A Common Stock have informed the Company that, subject to applicable laws and regulations, they intend to continue to make a market in the Class A Common Stock. They are not obligated to do so, however, any such market-making may be discontinued at any time without notice. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Class A Common Stock, which may affect their ability to continue market-making activities. See "Plan of Distribution."

NO ASSURANCE OF PUBLIC MARKET FOR THE SENIOR SUBORDINATED NOTES; POSSIBLE VOLATILITY OF PRICE OF SENIOR SUBORDINATED NOTES

        The Company has not applied, and does not intend to apply, for listing of the 2006 Notes or the 2007 Notes on any securities exchange or for the inclusion of the 2006 Notes or the 2007 Notes in any automated quotation system. Although the underwriters and the purchasers in the initial offerings of the 2006 Notes and the 2007 Notes, respectively, have informed the Company that, subject to applicable laws and regulations, they intend to make a market in the 2006 Notes and the Exchange Notes, respectively, they are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the 2006 Notes or the Exchange Notes, which may affect their ability to continue market-making activities. See "Plan of Distribution." Accordingly, there can be no assurance as to the liquidity of any trading market for the 2006 Notes or the Exchange Notes or the ability of holders to sell their 2006 Notes or Exchange Notes or the price at which such holders may be able to sell their 2006 Notes or their Exchange Notes. The 2006 Notes and the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the 2006 Notes and the Exchange Notes. There can be no assurance that the trading markets for the 2006 Notes and the Exchange Notes will not be subject to similar disruptions.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices. Shares sold in the public offerings of Class A Common Stock are freely tradable in the public market. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis and such shares generally convert automatically into Class A Common Stock upon a transfer. In addition to the shares of Class A Common Stock sold by the Company and the Selling Shareholders in the public offerings of Class A Common Stock and by certain shareholders pursuant to Rule 144 or Rule 701, as of December 31, 1997, 53,431,163 additional outstanding shares of Class A Common Stock (assuming the conversion of Class B Common Stock into Class A Common Stock on a one-for-one basis) were eligible for sale in the public market. Also, up to an aggregate of 5,849,297 shares of Class A Common Stock, including an aggregate 4,703,275 shares issuable upon exercise of outstanding stock options ("Option Shares"), and up to an aggregate of 1,000,000 shares of Class A Common Stock purchased under the Company's Employee Stock Purchase Plan have been registered by the Company and are eligible for resale in the public market at various times, depending upon when such shares are actually issued, if at all. The Company is party to additional agreements and management incentive plans which obligate it to issue additional shares of Class A Common Stock which may become eligible for resale in the public market at various times, depending upon when related vesting requirements are satisfied, if at all, and whether such shares are registered for resale under the Securities Act or whether and when such shares are subject to the resale provisions of Rule 144 or Rule 701 under the Securities Act.

ABSENCE OF DIVIDENDS

        The Company has never paid dividends on any of its Common Stock, including its Class A Common Stock, and does not anticipate paying any such dividends in the foreseeable future. In addition, the Senior Secured Facilities, the 2006 Notes Indenture and the 2007 Notes Indenture contain restrictions on the Company's ability to declare and pay dividends on any of its Common Stock, including its Class A Common Stock. See "Description of Senior Subordinated Notes Due 2006" and "Description of Senior Subordinated Notes Due 2007."

FORWARD-LOOKING STATEMENTS

        Statements contained in this Prospectus that are not based on historical fact, including without limitation statements containing the words "believes," "may," "will," "estimate," "continue," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; technology changes; competition; changes in business strategy or development plans; the high leverage of the Company; the ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; liability and other claims asserted against the Company; and other factors referenced in this Prospectus, including without limitation under the captions "Prospectus Summary" and "Risk Factors." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from market-making transactions.

                DESCRIPTION OF SENIOR SUBORDINATED NOTES DUE 2006

        The 2006 Notes have been issued under the 2006 Notes Indenture, dated as of May 22, 1996, as amended and supplemented from time to time, by and between the Company and Harris Trust Company of California, as Trustee (the "Trustee"). The following summary of the material terms and provisions of the 2006 Notes reflects the terms of the 2006 Notes Indenture which the Company intends to amend and supplement by a Supplemental Indenture to be entered into with the Trustee on or prior to March 31, 1998 and does not purport to be complete and is subject to and qualified in its entirety by reference to the 2006 Notes Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Definitions relating to certain capitalized terms in this "Description of Senior Subordinated Notes Due 2006" are set forth under " -- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the 2006 Notes Indenture and such definitions are incorporated herein by reference. As used in this section, the "Company" refers to Western Wireless Corporation, unless the context otherwise requires.

GENERAL

        The 2006 Notes are unsecured obligations of the Company and are limited in aggregate principal amount to $200,000,000. The 2006 Notes are senior subordinated obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the Credit Facility, and senior in right of payment to any current or future subordinated indebtedness of the Company. The 2006 Notes rank pari passu with $200.0 million aggregate principal amount of the 2007 Notes.

MATURITY, INTEREST AND PRINCIPAL

        The 2006 Notes will mature on June 1, 2006. Interest on the 2006 Notes accrues at a rate of 10-1/2% per annum and is payable semiannually on each June I and December 1, commencing on December 1,1996, to the Holders of record on the immediately preceding May 15 and November 15. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 2006 Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

        All moneys paid by the Company to a paying agent for the payment of principal of (and premium, if any) and any interest on any 2006 Notes which remain unclaimed for two years after such principal (or premium, if any) or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Senior Subordinated Notes may look only to the Company for payment thereof.

FORM, EXCHANGE AND TRANSFER

        The 2006 Notes have been and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof.

        At the option of the Holder, subject to the terms of the 2006 Notes Indenture and the limitations applicable to Global Securities, 2006 Notes will be exchangeable for other 2006 Notes of any authorized denomination and of a like tenor and aggregate principal amount. See " -- Global Securities."

        Subject to the terms of the 2006 Notes Indenture and the limitations applicable to Global Securities, 2006 Notes may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of 2006 Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the 2006 Notes.

        If the 2006 Notes are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any 2006 Note during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any such 2006 Note that may be selected for redemption and ending at the close of business on the day of such mailing or
(ii) register the transfer of or exchange any 2006 Note so selected for redemption, in whole or in part, except the unredeemed portion of any such 2006 Note being redeemed in part.

SUBORDINATION

        The payment of the principal of and premium, if any, and interest on the 2006 Notes are, to the extent set forth in the 2006 Notes Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit or creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the 2006 Notes will be entitled to receive any Senior Subordinated Notes Payment.

        In the event that any Senior Payment Default shall have occurred and be continuing, then no Senior Subordinated Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived.

        In the event that any Senior Nonmonetary Default shall have occurred and be continuing, then, upon the receipt by the Company and the Trustee of written notice of such Senior Nonmonetary Default from a Person designated as an administrative agent for the Designated Senior Indebtedness or, if there is no outstanding Designated Senior Indebtedness, any holder of Senior Indebtedness, no Senior Subordinated Notes Payment shall be made during the period (the "Payment Blockage Period") commencing on the date of such receipt of such written notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or shall have ceased to exist and any acceleration of Senior Indebtedness shall have been rescinded or annulled or the Senior Indebtedness to which such Senior Nonmonetary Default relates shall have been discharged or (ii) the 179th day after the date of such receipt of such written notice. No more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any 360-day period and there shall be a period of at least 181 consecutive days in each 360-day period in which no Payment Blockage Period is in effect. For all purposes of this paragraph, no Senior Nonmonetary Default that was known to the holders of Senior Indebtedness to exist or be continuing on the date of commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by an administrative agent for the Designated Senior Indebtedness unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

        By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Senior Subordinated Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

        At December 31, 1997, Senior Indebtedness aggregated approximately $995.0 million. The Company expects from time to time to Incur additional Indebtedness constituting Senior Indebtedness. The 2006 Notes Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness. In addition, all existing and future indebtedness and other liabilities of the Company's Subsidiaries are effectively senior in right of payment to the 2006 Notes. At December 31, 1997, the total outstanding

Indebtedness of the Company's Subsidiaries not eliminated in the Company's consolidated financial statements was approximately $300.0 million.

OPTIONAL REDEMPTION

        Prior to June 1, 2001, the 2006 Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the 2006 Notes to be redeemed together with accrued interest thereon to but excluding the date fixed for redemption and (ii) the Make-Whole Amount, if any, with respect to the 2006 Notes or portion thereof being redeemed.

        After June 1,2001, the 2006 Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning June 1 of each of the years indicated below:


      YEAR                         REDEMPTION PRICE
      ----                         ----------------
2001......................              105.25%
2002......................              103.50%
2003......................              101.75%
2004 and thereafter.......              100.00%


        Notwithstanding the previous two paragraphs, on or before June 1, 1998, the Company may at its option, apply Qualified Capital Stock Proceeds and Affiliate and Related Person Proceeds to redeem up to $66 million in aggregate principal amount of Senior Subordinated Notes at 110.5% (expressed as a percentage of principal amount) together with accrued interest to but excluding the date fixed for redemption.

        Notice of any optional redemption of any 2006 Notes (or portion thereof) will be given to Holders at their addresses appearing in the Security Register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding 2006 Notes are to be redeemed, principal amounts of the particular 2006 Notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each 2006 Note to be redeemed and the place or places where such 2006 Notes are to be surrendered for payment of the redemption price.

        No sinking fund is provided for the 2006 Notes.

CHANGE OF CONTROL

        Upon the occurrence of a Change of Control, each Holder of a 2006 Note shall have the right to have such 2006 Note repurchased by the Company on the terms and conditions set forth in the 2006 Notes Indenture. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding 2006 Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to but excluding the Purchase Date. The Credit Facility precludes the Company from making such an Offer to Purchase, and the Company will be required to obtain written consents or waivers from the lenders under the Credit Facility or repay Indebtedness under the Credit Facility in order to be able to make the Offer to Purchase.

        "Change of Control" means (i) directly or indirectly a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13 (d) and 14 (d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among the Company's Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons that, as of the date of the 2006 Notes Indenture, are not Initial Investors or Affiliates of the Initial Investors own more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Initial Investors (or any Person or group of Persons that, at the date of the 2006 Notes Indenture, are Affiliates of the Initial Investors), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have '"beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

        The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-I thereunder, in connection with any Offer to Purchase.

COVENANTS

        LIMITATION ON CONSOLIDATED INDEBTEDNESS

        The 2006 Notes Indenture prohibits the Company and any of its Restricted Subsidiaries from Incurring any Indebtedness unless the Company's Indebtedness to EBITDA Ratio at the end of the fiscal quarter immediately preceding the Incurrence of such Indebtedness, after giving pro forma effect thereto, is less than:


              FOR THE PERIOD                           RATIO
              --------------                           -----
Prior to December 31, 1999...................         9 to 1; and
Thereafter...................................            7 to 1


        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the foregoing limitations:

        (i) Indebtedness evidenced by the 2006 Notes or otherwise arising under the 2006 Notes Indenture;

        (ii) (A) Indebtedness of the Company or any Restricted Subsidiary (other than Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation), as the case may be, that is outstanding or committed at the date of the 2006 Notes Indenture under the Credit Facility (including any letters of credit issued thereunder), (B) Indebtedness of the Company or any Restricted Subsidiary (including Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation) under the PCS Vendor Facility, and (C) Indebtedness of Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation pursuant to one or more credit or financing facilities, the proceeds of which are used for the general corporate purposes of Western PCS Corporation or any of its Restricted Subsidiaries, and any renewal, extension, refinancing or refunding of any thereof; provided, that (y) the aggregate principal amount of the Indebtedness permitted under this clause (ii) does not exceed $950 million at any time outstanding and (z) this clause (ii) shall not prohibit the Company from Incurring additional Indebtedness under the Credit Facility or the PCS Vendor Facility, or Western PCS Corporation or any of its Restricted Subsidiaries from Incurring Indebtedness under any other credit or financing facility of Western PCS Corporation, otherwise permitted pursuant to this covenant;

        (iii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed prior to June 1, 1999 for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business; provided that the amount of such Indebtedness at any time outstanding does not exceed 100% of the Fair Market Value of such assets;

        (iv) Indebtedness of the Company or any Wholly Owned Restricted Subsidiary of the Company owing to the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (v) Indebtedness of the Company or any Restricted Subsidiary to renew, extend, refinance or refund any Indebtedness of the Company or any Restricted Subsidiary outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause
(ii) or (iv); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; provided, further, that (a) such renewing, extending, refinancing or refunding Indebtedness shall have no mandatory repayments or redemptions prior to the Indebtedness being renewed, extended, refinanced or refunded and (b) in the case of any refinancing or refunding of Indebtedness pari passu to the 2006 Notes, the refinancing or refunding Indebtedness is made pari passu or subordinated to the 2006 Notes and, in the case of any refinancing or refunding of Indebtedness subordinated to the 2006 Notes, the refinancing or refunding Indebtedness is made subordinate to the 2006 Notes to substantially the same extent as the Indebtedness refinanced or refunded;

        (vi) Indebtedness Incurred by the Company or any Restricted Subsidiary under Interest Hedge Agreements to hedge permitted Indebtedness; and

        (vii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed prior to June 1, 1999, other than Indebtedness permitted pursuant to clauses (i) through (vi) above, that does not exceed $50 million at any time outstanding or committed.

LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

        The 2006 Notes Indenture prohibits the Company from allowing any Restricted Subsidiary of the Company to create or issue any Preferred Stock except:

        (i) Preferred Stock outstanding on the date of the 2006 Notes Indenture;

        (ii) Preferred Stock issued to and held by the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iii) Preferred Stock issued by any Person prior to that Person's having become a direct or indirect Restricted Subsidiary of the Company;

        (iv) Preferred Stock issued by a Restricted Subsidiary the proceeds of which are used to refinance outstanding Preferred Stock of a Restricted Subsidiary, provided that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses associated with such refinancing and (b) such refinancing Preferred Stock has no mandatory redemptions prior to the Preferred Stock being refinanced; and

        (v) Preferred Stock issued by a Restricted Subsidiary with a cumulative liquidation preference in an amount which could have been Incurred at the time of such issuance as Indebtedness under the provision of the 2006 Notes Indenture described under " -- Limitation on Consolidated Indebtedness."

LIMITATION ON CERTAIN ASSET DISPOSITIONS

        The 2006 Notes Indenture prohibits the Company or any Restricted Subsidiary from making any Asset Disposition in one or more related transactions that result in aggregate net proceeds in excess of $10 million unless (i) the consideration received at the time of such Asset Disposition is at least equal to the Fair Market Value of the assets as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution),
(ii) (A) at least 85% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or any Restricted Subsidiary or (B) so long as no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and is continuing, the consideration paid to the Company or such Restricted Subsidiary is substantially comparable in type to the assets being sold as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution) and (iii) all the Net Available Proceeds shall be applied (a) first, to the payment of Senior Indebtedness (or Indebtedness of such Restricted Subsidiary, as the case may be) then outstanding; (b) second, to make an Offer to Purchase any outstanding 2006 Notes at par value plus accrued interest; and (c) third, to the repayment of other Indebtedness of the Company or a Restricted Subsidiary. The Company will not be able to make an Offer pursuant to clause (ii)(b) without obtaining written consents from or repaying the lenders under the Credit Facility.

        Notwithstanding clause (iii) of the preceding paragraph, the 2006 Notes Indenture will not require the Company to repay Senior Indebtedness (or Indebtedness of such Restricted Subsidiary) then outstanding, to make an Offer to Purchase any outstanding 2006 Notes at par value or to repay any other Indebtedness with the proceeds of any Asset Disposition to the extent that the Net Available Proceeds from any Asset Disposition are invested within 365 days of such Asset Disposition in assets or an entity in the Wireless Communications Business or the Company or a Restricted Subsidiary shall have entered into a binding agreement to invest in such assets or entity and such investment shall have been consummated within eighteen months of such Asset Disposition.

        For purposes of the foregoing, "Net Available Proceeds" means the aggregate amount of cash (including any other consideration that is converted into cash) received by the Company or a Restricted Subsidiary in respect of such an Asset Disposition, less the sum of (i) all fees, commissions and other expenses Incurred in connection with such Asset Disposition, including the amount of income taxes required to be paid by the Company or a Restricted Subsidiary in connection therewith and (ii) the aggregate amount of cash so received which is used to retire any existing Indebtedness of the Company or a Restricted Subsidiary which is required to be repaid in connection therewith.

        LIMITATION ON RESTRICTED PAYMENTS

        The 2006 Notes Indenture prohibits the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto
(a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing; (b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the 2006 Notes Indenture described in the first paragraph under " -- Limitation on Consolidated Indebtedness"; and (c) the total of all Restricted Payments made on or after the date of the 2006 Notes Indenture does not exceed the sum of (i) Cumulative EBITDA less 1.6 times Cumulative Interest Expense and
(ii) 100% of the aggregate Affiliate and Related Person Proceeds and Qualified Capital Stock Proceeds of the Company after the date of the 2006 Notes Indenture.

        The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision,
(ii) any refinancing of any Indebtedness otherwise permitted under the provision of the 2006 Notes Indenture described under clause (ii) or (v) of " -- Limitation on Consolidated Indebtedness," (iii) Permitted Joint Venture Investments, (iv) the payment of scheduled dividends on, or the redemption of, Preferred Stock permitted to be created or issued pursuant to the provision of the 2006 Notes Indenture described under " -- Limitation on Preferred Stock of Restricted Subsidiaries" or (v) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (i) through (iv) above, not in excess of $25 million in the aggregate after the date of the 2006 Notes Indenture.

        LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED SUBSIDIARIES

        The 2006 Notes Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to (i) pay dividends on, or make other distributions in respect of, its capital stock, or any other ownership interest or participation in, or measured by, its profits, to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (ii) make any loans or advances to the Company or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition (i) pursuant to any agreement in effect on the date of the 2006 Notes Indenture, (ii) pursuant to an agreement entered into after the date of the 2006 Notes Indenture relating to any Indebtedness the Incurrence of which is permitted under the 2006 Notes Indenture, provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive in any material respect than those contained in the PCS Vendor Facility, (iii) pursuant to an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary was acquired by the Company other than in anticipation of becoming a Restricted Subsidiary or (iv) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of any agreement described in clauses (i) through (iii) above, provided, however, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof.

        LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

        Subject to the requirements of the provision of the 2006 Notes Indenture described under " -- Consolidation, Merger, Conveyance, Transfer or Lease," the 2006 Notes Indenture provides that the Company will not, and will not permit any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such Wholly Owned Restricted Subsidiary or any other Wholly Owned Restricted Subsidiary to any Person other than the Company or a Wholly Owned Restricted Subsidiary; and shall not permit any Wholly Owned Restricted Subsidiary to issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may allow any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or dispose of the Capital Stock of such Wholly Owned Restricted Subsidiary or of any other Wholly Owned Restricted Subsidiary or allow any Wholly Owned Restricted Subsidiary to issue Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person provided that all the Capital Stock of such Wholly Owned Restricted Subsidiary is sold or otherwise disposed of and provided that such sale or disposition is effected in accordance with the terms of the provision of the 2006 Notes Indenture described under " -- Limitation on Certain Asset Dispositions."

        LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

        The 2006 Notes Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of $1 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person (other than a Restricted Subsidiary), unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that (i) such transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) such transactions is on terms that are no less favorable to the Company or a Restricted Subsidiary than those which might be obtained in arm's length transactions with a third party at the time.

        LIMITATION ON LIENS

        The 2006 Notes Indenture provides that the Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that is pari passu or subordinated to the 2006 Notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the 2006 Notes (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company which is subordinate in right of payment to the 2006 Notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

        The foregoing restrictions shall not apply to: (i) Liens existing in respect of any Indebtedness that exists on the date of the 2006 Notes Indenture;
(ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company; (iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the 2006 Notes Indenture; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); or (v) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii) and (iv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the 2006 Notes Indenture described under clause (ii) or (v) of " -- Limitation on Consolidated Indebtedness."

        LIMITATION ON CERTAIN DEBT

        The 2006 Notes Indenture provides that the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless the Indebtedness so Incurred is either pari passu or subordinate in right of payment to the 2006 Notes.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

        The 2006 Notes Indenture provides that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless (i) (a) the Company is the surviving entity or (b) if the Company is not the surviving entity then the successor or transferee assumes all the obligations of the Company under the 2006 Notes and the 2006 Notes Indenture, (ii) the Consolidated Net Worth of the successor or transferee immediately after the transaction is not less than 100% of the Company's Consolidated Net Worth immediately prior to the transaction, (iii) immediately after giving effect to such transaction, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the 2006 Notes Indenture described in the first paragraph under " -- Limitation on Consolidated Indebtedness," (iv) after giving effect to such transaction no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and (v) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Trustee.

EVENTS OF DEFAULT AND REMEDIES

        The following are Events of Default under the 2006 Notes Indenture: (i) failure to pay the principal of or premium, if any, on the 2006 Notes at Maturity; (ii) failure to pay any interest on the 2006 Notes when it becomes due and payable continued for 30 days; (iii) failure, on the applicable Purchase Date, to purchase 2006 Notes required to be purchased by the Company pursuant to an Offer to Purchase as to which an Offer has been mailed to Holders; (iv) failure to perform or comply with the provisions of the 2006 Notes Indenture described under " -- Mergers, Consolidations and Certain Sales of Assets"; (v) failure to perform any other covenant or agreement of the Company under the 2006 Notes Indenture continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding 2006 Notes; (vi) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity;
(vii) the rendering of a final judgment or judgments against the Company or a Restricted Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or a Restricted Subsidiary.

        If an Event of Default, other than an event described under (viii) above, shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the 2006 Notes by notice as provided in the 2006 Notes Indenture, may declare the principal amount of the 2006 Notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding 2006 Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal of the 2006 Notes, have been cured or waived as provided in the 2006 Notes Indenture. If an Event of Default described under (viii) above shall occur, the 2006 Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        No Holder of any 2006 Note will have any right to institute any proceeding with respect to the 2006 Notes Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding 2006 Notes shall have made written request to the Trustee and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding 2006 Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a 2006 Note for enforcement of payment of the principal of and premium, if any, or interest on such 2006 Note on or after the respective due dates expressed in such 2006 Note. The Holders of a majority in aggregate principal amount of the 2006 Notes outstanding may waive any existing Default except a Default in the payment of interest or principal (including premium) on the 2006 Notes.

CERTAIN DEFINITIONS

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Affiliate and Related Person Proceeds" means any cash payment received by the Company or any Restricted Subsidiary from any Affiliate or Related Person from any transaction permitted under the provisions of the 2006 Notes Indenture described under " -- Limitations on Transactions with Affiliates and Related Persons."

        "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) all or substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries having a Fair Market Value greater than $100,000.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, the State of Washington or the State of California are authorized or obligated by law or executive order to close.

        "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

        "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Consolidated Restricted Subsidiaries for such period.

        "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Consolidated Restricted Subsidiaries at such date.

        "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Consolidated Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Indebtedness discounts; (iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iv) fees with respect to Interest Hedge Agreements; (v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (vi) Preferred Stock dividends declared and payable in cash.

        "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (to the extent included and without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the date of the 2006 Notes Indenture in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Consolidated Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business and (iv) all extraordinary gains and extraordinary losses.

        "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that, with respect to the Company, adjustments following the date of the 2006 Notes Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person and its Subsidiaries shall not be given effect to.

        "Consolidated Restricted Subsidiary" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles other than Unrestricted Subsidiaries.

        "Credit Facility" means the Loan Agreement, dated as of May 6, 1996, among the Company, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust Company of New York, as Managing Agents, and the other financial institutions named therein, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

        "Cumulative EBITDA" means EBITDA of the Company and its Consolidated Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the date of the 2006 Notes Indenture, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

        "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Consolidated Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the date of the 2006 Notes Indenture, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

        "Depositary" means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the 2006 Notes until a successor Depositary shall have become such pursuant to the applicable provisions of the 2006 Notes Indenture, and thereafter "Depositary" shall mean such successor Depositary. The Depositary initially is The Depository Trust Company.

        "Designated Senior Indebtedness" means the Indebtedness under the Credit Facility.

        "EBITDA" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Restricted Subsidiaries for such period, plus (iv) all other non-cash charges and expenses that were deducted in determining Consolidated Net Income for such period, minus (v) all non-cash revenues and gains to the extent included in Consolidated Net Income for such period.

        "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (i) if such Person or assets has a Fair Market Value of less than $5 million, by any officer of the Company and evidenced by an Officers' Certificate, dated within 30 days of the relevant transaction, or (ii) if such Person or assets has a Fair Market Value in excess of $5 million or more, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

        "Holder" means a Person in whose name a 2006 Note is registered in the Security Register.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence", "incurred", "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

        "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and (ix) the liquidation value of Preferred Stock issued pursuant to the provision of the 2006 Notes Indenture described in clause (v) of " -- Limitation on Preferred Stock of Restricted Subsidiaries."

        "Indebtedness to EBITDA Ratio" of any Person means at any date the ratio of Consolidated Indebtedness outstanding on such date to EBITDA for the four full fiscal quarters immediately preceding such date; provided, however, that, in the event such person or any of its Restricted Subsidiaries has acquired a Person during or after such period in a pooling-of-interests transaction, such computation shall be made on a pro forma basis as if the transaction had taken place on the first day of such period.

        "Initial Investors" means the Stanton Entities, the Hellman & Friedman Entities, the Goldman Sachs Entities and Providence.

        "Interest Hedge Agreements" means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Make-Whole Amount" on any date in respect of any 2006 Note means the excess, if any, of (i) the aggregate present value as of such date of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to such date) that would have been payable in respect of each such dollar if such redemption or payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date on which notice of redemption or payment is made) from the respective dates on which principal and interest would have been payable if such redemption or payment had not been made, over (ii) the aggregate principal amount of such 2006 Note being redeemed or paid.

        "Maturity" means, when used with respect to any 2006 Note, the date on which the principal of such 2006 Note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each Holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of 2006 Notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of 2006 Notes within five Business Days after the Expiration Date. The Offer shall also state the section of the 2006 Notes Indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding 2006 Notes offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where 2006 Notes are to be surrendered for tender pursuant to the Offer to Purchase.

        "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Trustee and delivered to the Trustee.

        "PCS Vendor Facility" means the Loan Agreement, dated June 30, 1995, between Western PCS II Corporation and Northern Telecom Inc., as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

        "Permitted Joint Venture" means, as applied to any Person, (i) any corporation or other entity (a) engaged in the acquisition, ownership, operation and management of assets in the Wireless Communications Business, (b) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control, (c) of which more than forty percent (40%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and by one or more Subsidiaries of such Person and (d) with respect to which such Person has the right or option to acquire all of the outstanding Capital Stock or ownership interests not owned by such Person; or (ii) any corporation or other entity which conducts no business other than the Wireless Communications Business exclusively outside the United States.

        "Permitted Joint Venture Investment" means (i) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock or other ownership interests of a Permitted Joint Venture or (B) any option, warrant or other right to acquire shares of Capital Stock or ownership interests of a Permitted Joint Venture or (ii) any loan, advance, lease, capital contribution to, or investment in, or payment of a Guaranty of any obligation of a Permitted Joint Venture; provided that such loan, advance, lease, capital contribution, investment or payment provides for a return that is senior in right of payment to any return on the Capital Stock or ownership interests of such Permitted Joint Venture; and provided, further, that not less than 75% of the aggregate Permitted Joint Venture Investments in any Permitted Joint Venture referred to in clause (i) of the definition of Permitted Joint Venture shall be Permitted Joint Venture Investments described in clause (ii); and provided, further, however, that the amount of Permitted Joint Venture Investments by the Company and its Restricted Subsidiaries in Permitted Joint Ventures described in clause (ii) of the definition of Permitted Joint

Venture, shall not exceed $20 million for any single such Permitted Joint Venture or $75 million in the aggregate for all such Permitted Joint Ventures.

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Qualified Capital Stock" means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the 2006 Notes Indenture.

        "Qualified Capital Stock Proceeds" means, with respect to any Person,
(a) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and (b) in the case of any exchange, exercise, conversion or surrender of any Preferred Stock or Indebtedness of such Person or any Subsidiary issued for cash after the date of the 2006 Notes Indenture for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Preferred Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the securityholders to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

        "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the 2006 Notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the 2006 Notes.

        "Reinvestment Rate" means the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

        "Restricted Payment" means, with respect to the Company or any Restricted Subsidiary of the Company (i) any declaration or payment of a dividend or other distribution on any shares of Capital Stock (other than dividends payable solely in shares of its or such Restriction Subsidiary's Qualified Capital Stock or options, warrants or other rights to acquire its or such Restricted Subsidiary's Qualified Capital Stock and other than any declaration or payment of a dividend or other distributions by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock of the Company or any Related Person (other than a Restricted Subsidiary) of the Company or (B) any option, warrant or other right to purchase or acquire shares of Capital Stock of the Company or such Restricted Subsidiary or any Related Person (other than a Restricted Subsidiary) of the Company or such Restricted Subsidiary, in each case other than pursuant to the cashless exercise of options, (iii) any loan, advance, capital contribution to, or investment in, or payment of a Guaranty of any obligation of, or purchase, redemption or other acquisition of any shares of Capital Stock or any Indebtedness of, any Affiliate or Related Person (other than a Restricted Subsidiary or other than any loan, advance, capital contribution to, or investment in, the Company or another Restricted Subsidiary by a Restricted Subsidiary, any purchase, redemption or other acquisition of shares of Capital Stock of any Subsidiary of the Company where the purchase price for such Capital Stock is payable entirely in Qualified Capital Stock of the Company, or any payment by any Restricted Subsidiary of any loan, advance or other indebtedness or other amount owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and (iv) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is subordinate in right of payment to the 2006 Notes.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

        "Security Register" has the meaning set forth in the 2006 Notes
Indenture.

        "Senior Indebtedness" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-petition interest is allowed in such proceeding) on (i) Indebtedness of the Company created pursuant to the Credit Facility and all other obligations thereunder or under the notes, security documents, pledge agreements, Interest Hedge Agreements or other agreements or instruments executed in connection therewith, (ii) Indebtedness of the Company created pursuant to any vendor financing Incurred for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business, (iii) all other Indebtedness of the Company referred to in the definition of Indebtedness other than clauses (iv), (vi) and (ix) thereof (and clause (viii) thereof to the extent applicable to Indebtedness Incurred under clauses (iv) and (vi) thereof), whether Incurred on or prior to the date of the 2006 Notes Indenture or thereafter Incurred, other than the 2006 Notes, and (iv) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; provided, however, the following shall not constitute Senior Indebtedness: (A) any Indebtedness owed to a Person when such Person is a Restricted Subsidiary of the Company, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the 2006 Notes, (C) any Indebtedness Incurred in violation of the 2006 Notes Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (c) if the holder (s) of such Indebtedness or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the 2006 Notes Indenture) or (D) any Indebtedness which is subordinated in right or payment in respect to any other Indebtedness of the Company.

        "Senior Nonmonetary Default" means the occurrence or existence and continuance of any event of default, or of any event which, after notice or lapse of time (or both), would become an event of default, under the terms of any instrument pursuant to which any Senior Indebtedness is outstanding, permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or a trustee or agent on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Senior Payment Default.

        "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

        "Senior Subordinated Notes Payment" means any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest on or other obligations in respect of the 2006 Notes or on account of any purchase or other acquisition of 2006 Notes by the Company or any Subsidiary of the Company.

        "Stated Maturity," when used with respect to any 2006 Note or any installment of interest thereon, means the date specified in such 2006 Note as the date on which the principal of such 2006 Note or such installment of interest is due and payable.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the 2006 Notes Indenture, then such other reasonably comparable index which shall be designated by the Company.

        "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, including Permitted Joint Ventures.

        "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Common Stock or Preferred Stock of, or owns or holds any lien on any property of, such Person or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that the Fair Market Value of the Subsidiary at the time of such designation would be permitted as an investment (other than pursuant to clause
(iii) under the last paragraph of Section 1011 of the 2006 Notes Indenture) under the provision of the 2006 Notes Indenture described under " -- Limitation on Restricted Payments." The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; provided that immediately after giving effect to such designation (x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the 2006 Notes Indenture described in the first paragraph under " -- Limitation on Consolidated Indebtedness" and (y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the Trustee.

        "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

        "Wireless Communications Business" means the provision of wireless communications services and other related services.

MODIFICATION AND WAIVER

        Modifications and amendments of the 2006 Notes Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding 2006 Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each 2006 Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any 2006 Note, (ii) reduce the principal amount of or premium, if any, or interest on any 2006 Note, (iii) change the place or currency of payment of principal of, or premium or interest on any 2006 Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any 2006 Note, (v) reduce the percentage of aggregate principal amount of 2006 Notes outstanding necessary to amend the 2006 Notes Indenture, (vi) reduce the percentage of aggregate principal amount of 2006 Notes outstanding necessary for waiver of compliance with certain provisions of the 2006 Notes Indenture or for waiver of certain defaults, (vii) modify such provisions with respect to modification and waiver, (viii) modify the subordination provisions in a manner adverse to the Holders of the 2006 Notes or
(ix) following the mailing of an Offer to Purchase, modify the provisions of the 2006 Notes Indenture with respect to such Offer to Purchase in a manner adverse to such Holder.

        The Holders of a majority in aggregate principal amount of the outstanding 2006 Notes may waive compliance by the Company with certain restrictive provisions of the 2006 Notes Indenture. The Holders of a majority in aggregate principal amount of the outstanding 2006 Notes may waive any past default under the 2006 Notes Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the 2006 Notes Indenture which cannot be amended without the consent of the Holder of each outstanding 2006 Note affected.

DEFEASANCE

        The 2006 Notes Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of outstanding 2006 Notes (except for certain obligations to register the transfer or exchange of 2006 Notes, to replace mutilated, lost, destroyed or stolen 2006 Notes and to maintain paying agents and hold moneys for payment in trust), and the provisions of the 2006 Notes Indenture described under " -- Subordination" shall cease to be effective, or (ii) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the 2006 Notes Indenture and the 2006 Notes, and the provisions of the 2006 Notes Indenture described under " -- Subordination" shall cease to be effective, in either case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding 2006 Notes in accordance with the terms of the 2006 Notes Indenture and the 2006 Notes. Such trust may only be established if, among other things, (1) with respect to clause (i), the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that Holders of 2006 Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the 2006 Notes will not recognize gain or loss for federal income tax purposes as a result or such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (3) no Event of Default described under clause (viii) under "Events of Default" above or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default under such clause (viii) shall have occurred and be continuing at any time during the period ending on the 121st day following such date of deposit; (4) such deposit shall not cause the trust so created to be subject to the Investment Company Act or 1940 or shall be qualified under such act or exempt from regulation thereunder; and (5) certain other customary conditions precedent.

GLOBAL SECURITIES

        The 2006 Notes are represented by two global securities (the "Global Security"). The Global Security representing the 2006 Notes has been deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. 2006 Notes will not be exchangeable for certificated notes; provided that if the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Global Security representing the 2006 Notes. In addition, the Company may at any time and in its sole discretion determine not to have the 2006 Notes represented by the Global Security and, in such event, will issue certificated notes in exchange therefor.

        Upon the issuance of the Global Security, the Depositary credited, on its book-entry registration and transfer system, the respective principal amounts of the 2006 Notes represented by the Global Security to the accounts of institutions that have accounts with the Depositary ("Participants"). The accounts to be credited were designated by the underwriters of the 2006 Notes. Ownership of beneficial interests in the Global Security is limited to Participants or Persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security are shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary with respect to Participants' interests or by the Participants or by Persons that hold through Participants with respect to beneficial owners' interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

        Principal and interest payments on 2006 Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the 2006 Notes, The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. None of the Company, the Trustee, any paying agent or any registrar for the 2006 Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Depository Trust Company, New York, New York, ("DTC") is the initial Depositary with respect to the 2006 Notes. DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

LIMITATIONS ON RIGHTS OF BENEFICIAL OWNERS

        As long as the Depositary, or its nominee, is the holder of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the 2006 Notes represented by the Global Security for all purposes under the 2006 Notes Indenture or the Global

Security. Except as set forth above, owners of beneficial interests in the Global Security will not be entitled to have 2006 Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of 2006 Notes in definitive form and will not be considered the owners or Holders thereof under the 2006 Notes Indenture governing the 2006 Notes or under the Global Security. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person directly or indirectly owns its interest, to exercise any rights of a Holder under the Indenture or the Global Security.

        DTC has informed the Company that under existing DTC policies and industry practices, if the Company requests any action of Holders, or if any owner of a beneficial interest in such Global Security desires to give any notice or take any action that a Holder is entitled to give or take under the 2006 Notes Indenture or the Global Security, DTC would authorize and cooperate with each Participant to whose account any portion of the 2006 Notes represented by such Global Security is credited on DTC's books and records to give such notice or take such action. Any person owning a beneficial interest in such Global Security that is not a Participant must rely on any contractual arrangements it has directly, or indirectly through its immediate financial intermediary, with a Participant to give such notice or take such action.

NOTICES

        Notices to Holders of 2006 Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

TITLE

        The Company, the Trustee and any agent of the Trustee may treat the Person in whose name a 2006 Note is registered as the absolute owner thereof (whether or not such 2006 Note may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

        The 2006 Notes Indenture and the 2006 Notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

        The 2006 Notes Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the 2006 Notes Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the 2006 Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

        The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the 2006 Notes Indenture and as to any default in such performance. The Trustee also serves as the Trustee under the 2007 Notes Indenture.

                DESCRIPTION OF SENIOR SUBORDINATED NOTES DUE 2007

        The 2007 Notes were issued under the 2007 Notes Indenture, dated as of October 24, 1996, as amended and supplemented from time to time, by and between the Company and Harris Trust Company of California, as Trustee (the "Trustee"). The following summary of the material terms and provisions of the 2007 Notes reflects the terms of the 2007 Notes Indenture which the Company intends to amend and supplement by a Supplemental Indenture to be entered into with the Trustee on or prior to March 31, 1998 and does not purport to be complete and is subject to and qualified in its entirety by reference to the 2007 Notes Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Definitions relating to certain capitalized terms in this "Description of Senior Subordinated Notes Due 2007" are set forth under " -- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the 2007 Notes Indenture and such definitions are incorporated herein by reference. As used in this section, the "Company" refers to Western Wireless Corporation, unless the context otherwise requires.

GENERAL

        The 2007 Notes are unsecured obligations of the Company, limited in aggregate principal amount to $200,000,000. The 2007 Notes are senior subordinated obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the Credit Facility and senior in right of payment to any future subordinated indebtedness of the Company. The 2007 Notes rank pari passu with $200.0 million aggregate principal amount of the 2006 Notes.

MATURITY, INTEREST AND PRINCIPAL

        The 2007 Notes will mature on February 1, 2007. Interest on the 2007 Notes accrues at a rate of 10-1/2% per annum and will be payable semiannually on each February 1 and August 1, commencing on February 1, 1997, to the Holders of record on the immediately preceding January 15 and July 15. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 2007 Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

        All moneys paid by the Company to a paying agent for the payment of principal of (and premium, if any) and any interest on any 2007 Notes which remain unclaimed for two years after such principal (or premium, if any) or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Notes may look only to the Company for payment thereof.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURE AND TRANSFER

        The 2007 Notes have been and will be issued only in fully registered form, without interest coupons, in denomination of $1,000 and integral multiples thereof. The 2007 Notes were initially issued in the form of a global certificate in fully registered form (the "Original Global Note") and deposited with the Trustee as custodian for DTC. Upon consummation of the Exchange
Offer, the Exchange Notes were issued in the form of a global certificate in registered form (together with the Original Global Note, the "Global Note") and deposited with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

        So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the 2007 Notes represented by such Global Note for all purposes under the 2007 Notes Indenture and the 2007 Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the 2007 Notes Indenture.

        Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for 2007 Notes in certificated from except in the limited circumstances described below. See " -- Exchange of Book-Entry Notes for Certificated Notes."

        Depository Procedures. DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        The Company expects that, pursuant to procedures established by DTC, (i) DTC will credit the respective principal amount of 2007 Notes of the individual beneficial interests represented by such Global Note to the accounts of Participants and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see " -- Exchange of Book-Entry Notes for Certificated Notes."

        EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE 2007 NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF 2007 NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE 2007 NOTES INDENTURE FOR ANY PURPOSE.

        Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the 2007 Notes Indenture. Under the terms of the 2007 Notes Indenture, the Company and the Trustee will treat the persons in whose names the 2007 Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee nor any agent or the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the 2007 Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Note as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of 2007 Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the 2007 Notes, and the Company and the

Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the 2007 Notes for all purposes.

        Interests in the Global Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject to all cases to the rules and procedures of DTC and is participants.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. If a Holder requires physical delivery of a Certificated Note for any reason, including to sell 2007 Notes to Persons in states which require physical delivery of such 2007 Notes or to pledge such 2007 Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the 2007 Notes Indenture.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of 2007 Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the 2007 Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default (as defined below) under the 2007 Notes, DTC reserves the right to exchange the Global Note for 2007 Notes in certificated form, and to distribute such 2007 Notes to its Participants.

        The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the 2007 Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

        Exchange of Book-Entry Notes for Certificated Notes. A Global Note is exchangeable for definitive 2007 Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depository for the Global Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company at its option, notifies the Trustee in writing that it elects to cause the issuance of the 2007 Notes in certificated form of (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the 2007 Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated 2007 Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated 2007 Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

SUBORDINATION

        The payment of the principal of and premium, if any, and interest on the 2007 Notes are, to the extent set forth in the 2007 Notes Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit or creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the 2007 Notes will be entitled to receive any Notes Payment.

        In the event that any Senior Payment Default shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived.

        In the event that any Senior Nonmonetary Default shall have occurred and be continuing, then, upon the receipt by the Company and the Trustee of written notice of such Senior Nonmonetary Default from a Person designated as an administrative agent for the Designated Senior Indebtedness or, if there is no outstanding Designated Senior Indebtedness, any holder of Senior Indebtedness, no Notes Payment shall be made during the period (the "Payment Blockage Period") commencing on the date of such receipt of such written notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or shall have ceased to exist and any acceleration of Senior Indebtedness shall have been rescinded or annulled or the Senior Indebtedness to which such Senior Nonmonetary Default relates shall have been discharged or (ii) the 179th day after the date of such receipt of such written notice. No more than one Payment Blockage Period may be commenced with respect to the 2007 Notes during any 360-day period and there shall be a period of at least 181 consecutive days in each 360-day period in which no Payment Blockage Period is in effect. No Payment Blockage Period shall be in effect if there is no payment blockage period in effect with respect to any outstanding 2006 Notes. For all purposes of this paragraph, no Senior Nonmonetary Default that was known to the holders of Senior Indebtedness to exist or be continuing on the date of commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by an administrative agent for the Designated Senior Indebtedness unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

        By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or the Senior Subordinated Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

        At December 31, 1997, Senior Indebtedness aggregated approximately $995.0 million. The Company expects from time to time to Incur additional Indebtedness constituting Senior Indebtedness. See "Capitalization." The 2007 Notes Indenture will not prohibit or limit the incurrence of additional Senior Indebtedness. In addition, all existing and future indebtedness and other liabilities of the Company's Subsidiaries are effectively senior in right of payment to the 2007 Notes. At December 31, 1997, the total outstanding Indebtedness of the Company's Subsidiaries not eliminated in the Company's consolidated financial statements was approximately $300.0 million.

OPTIONAL REDEMPTION

        Prior to February 1, 2002, the 2007 Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the 2007 Notes to be redeemed together with accrued interest thereon to but excluding the date fixed for redemption and (ii) the Make-Whole Amount, if any, with respect to the 2007 Notes or portion thereof being redeemed.

        On or after February 1,2002, the 2007 Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning February 1 of each of the years indicated below:

      YEAR                         REDEMPTION PRICE
      ----                         ----------------
2002......................              105.25%
2003......................              103.50%
2004......................              101.75%
2005 and thereafter.......              100.00%

        Notwithstanding the previous two paragraphs, on or before February 1, 1999, the Company may at its option, apply Qualified Capital Stock Proceeds and Affiliate and Related Person Proceeds to redeem up to $66 million in aggregate principal amount of 2007 Notes at 110.50% (expressed as a percentage of the stated principal amount thereof), together with accrued interest to but excluding the date fixed for redemption.

        Notice of any optional redemption of any 2007 Notes (or portion thereof) will be given to Holders at their addresses appearing in the Security Register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding 2007 Notes are to be redeemed, principal amounts of the particular 2007 Notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each 2007 Note to be redeemed and the place or places where such 2007 Notes are to be surrendered for payment of the redemption price.

        No sinking fund is provided for the 2007 Notes.

CHANGE OF CONTROL

        Upon the occurrence of a Change of Control, each Holder of a 2007 Note shall have the right to have such 2007 Note repurchased by the Company on the terms and conditions set forth in the 2007 Notes Indenture. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding 2007 Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to but excluding the Purchase Date. The Credit Facility precludes the Company from making such an Offer to Purchase, and the Company will be required to obtain written consents or waivers from the lenders under the Credit Facility or repay Indebtedness under the Credit Facility in order to be able to make the Offer to Purchase.

        "Change of Control" means (i) directly or indirectly a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among the Company's Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons that, as of the date of the 2007 Notes Indenture, are not Initial Investors or Affiliates of the Initial Investors own more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13 (d) and 14 (d) of the Exchange Act, whether or not applicable), other than the Initial Investors (or any Person or group of Persons that, at the date of the 2007 Notes Indenture, are Affiliates of the Initial investors), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

        The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-I thereunder, in connection with any Offer to Purchase.

COVENANTS

        LIMITATION ON CONSOLIDATED INDEBTEDNESS

        The 2007 Notes Indenture prohibits the Company and any of its Restricted Subsidiaries from Incurring any Indebtedness unless the Company's Indebtedness to EBITDA Ratio at the end of the fiscal quarter immediately preceding the incurrence of such Indebtedness, after giving pro forma effect thereto, is less than:


               FOR THE PERIOD                           RATIO
               --------------                           -----
Prior to June 30, 2000......................         9 to 1; and
Thereafter..................................            7 to 1

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the foregoing limitations:

        (i) Indebtedness evidenced by the 2007 Notes or otherwise arising under the 2007 Notes Indenture;

        (ii) (A) Indebtedness of the Company or any Restricted Subsidiary (other than Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation), as the case may be, that is outstanding or committed at the date of the 2007 Notes Indenture under the Credit Facility (including any letters of credit issued thereunder), (B) Indebtedness of the Company or any Restricted Subsidiary (including Western PCS Corporation or any Restricted Subsidiary of Western PCS Corporation) under the PCS Vendor Facility, and (C) Indebtedness of Western PCS Corporation or any Restricted Subsidiary of

Western PCS Corporation pursuant to one or more credit or financing facilities, the proceeds of which are used for the general corporate purposes of Western PCS Corporation or any of its Restricted Subsidiaries, and any renewal, extension, refinancing or refunding of any thereof; provided, that (y) the aggregate principal amount of the Indebtedness permitted under this clause (ii) does not exceed $950 million at any time outstanding and (z) this clause (ii) shall not prohibit the Company from Incurring additional Indebtedness under the Credit Facility or the PCS Vendor Facility, or Western PCS Corporation or any of its Restricted Subsidiaries from Incurring Indebtedness under any other credit or financing facility of Western PCS Corporation, otherwise permitted pursuant to this covenant;

        (iii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed prior to February 1, 2000 for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business; provided that the amount of such Indebtedness at any time outstanding does not exceed 100% of the Fair Market Value of such assets;

        (iv) Indebtedness of the Company or any Wholly Owned Restricted Subsidiary of the Company owing to the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (v) Indebtedness of the Company or any Restricted Subsidiary to renew, extend, refinance or refund any Indebtedness of the Company or any Restricted Subsidiary outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause
(ii) or (iv); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; provided, further, that (a) such renewing, extending, refinancing or refunding Indebtedness shall have no mandatory repayments or redemptions prior to the Indebtedness being renewed, extended, refinanced or refunded and (b) in the case of any refinancing or refunding of Indebtedness pari passu to the 2007 Notes, the refinancing or refunding Indebtedness is made pari passu or subordinated to the 2007 Notes and, in the case of any refinancing or refunding of Indebtedness subordinated to the 2007 Notes, the refinancing or refunding Indebtedness is made subordinate to the 2007 Notes to substantially the same extent as the Indebtedness refinanced or refunded;

        (vi) Indebtedness Incurred by the Company or any Restricted Subsidiary under Interest Hedge Agreements to hedge permitted Indebtedness; and

        (vii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed prior to February 1, 2000, other than Indebtedness permitted pursuant to clauses (i) through (vi) above, which, together with any other outstanding indebtedness incurred pursuant to this clause (vii), does not exceed $50 million at any time outstanding or committed.

        LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

        The 2007 Notes Indenture prohibits the Company from allowing any Restricted Subsidiary of the Company to create or issue any Preferred Stock except:

        (i) Preferred Stock outstanding on the date of the 2007 Notes Indenture;

        (ii) Preferred Stock issued to and held by the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iii) Preferred Stock issued by any Person prior to that Person's having become a direct or indirect Restricted Subsidiary of the Company;

        (iv) Preferred Stock issued by a Restricted Subsidiary the proceeds of which are used to refinance outstanding Preferred Stock of a Restricted Subsidiary, provided that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses associated with such refinancing and (b) such refinancing Preferred Stock has no mandatory redemptions prior to the Preferred Stock being refinanced; and

        (v) Preferred Stock issued by a Restricted Subsidiary with a cumulative liquidation preference in an amount which could have been Incurred at the time of such issuance as Indebtedness under the provision of the 2007 Notes Indenture described under " -- Limitation on Consolidated Indebtedness."

        LIMITATION ON CERTAIN ASSET DISPOSITIONS

        The 2007 Notes Indenture prohibits the Company or any Restricted Subsidiary from making any Asset Disposition in one or more related transactions that result in aggregate net proceeds in excess of $10 million unless (i) the consideration received at the time of such Asset Disposition is at least equal to the Fair Market Value of the assets as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution),
(ii) (A) at least 85% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or any Restricted Subsidiary or (B) so long as no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and is continuing, the consideration paid to the Company or such Restricted Subsidiary is substantially comparable in type to the assets being sold as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution) and (iii) all the Net Available Proceeds shall be applied (a) first, to the payment of Senior Indebtedness (or Indebtedness of such Restricted Subsidiary, as the case may be) then outstanding; (b) second, to make any offer to purchase required under the 2006 Notes Indenture; (c) third, to make an Offer to Purchase any outstanding 2007 Notes at par value plus accrued interest and any other offer to purchase required under the terms of Indebtedness that is pari passu to the 2007 Notes, on a pro rata basis; and (d) fourth, to the repayment of other Indebtedness of the Company or a Restricted Subsidiary. The Company will not be able to make an offer to purchase pursuant to clause (ii)(b) or (c) without obtaining written consents from or repaying the lenders under the Credit Facility.

        Notwithstanding clause (iii) of the preceding paragraph, the 2007 Notes Indenture will not require the Company to repay Senior Indebtedness (or Indebtedness of such Restricted Subsidiary) then outstanding, to make an Offer to Purchase any outstanding 2007 Notes at par value or to repay any other Indebtedness with the proceeds of any Asset Disposition to the extent that the Net Available Proceeds from any Asset Disposition are invested within 365 days of such Asset Disposition in assets or an entity in the Wireless Communications Business or the Company or a Restricted Subsidiary shall have entered into a binding agreement to invest in such assets or entity and such investment shall have been consummated within eighteen months of such Asset Disposition.

        For purposes of the foregoing, "Net Available Proceeds" means the aggregate amount of cash (including any other consideration that is converted into cash) received by the Company or a Restricted Subsidiary in respect of such an Asset Disposition, less the sum of (i) all fees, commissions and other expenses Incurred in connection with such Asset Disposition, including the amount of income taxes required to be paid by the Company or a Restricted Subsidiary in connection therewith and (ii) the aggregate amount of cash so received which is used to retire any existing Indebtedness of the Company or a Restricted Subsidiary which is required to be repaid in connection therewith.

        LIMITATION ON RESTRICTED PAYMENTS

        The 2007 Notes Indenture prohibits the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto
(a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing; (b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the 2007 Notes Indenture described in the first paragraph under " -- Limitation on Consolidated Indebtedness"; and (c) the total of all Restricted Payments made on or after the date of the 2007 Notes Indenture does not exceed the sum of (i) Cumulative EBITDA less 1.6 times Cumulative Interest Expense and
(ii) 100% of
the aggregate Affiliate and Related Person Proceeds and Qualified Capital Stock Proceeds of the Company after the date of the 2007 Notes Indenture.

        The foregoing provision shall not be violated, so long as no Event of Default or event which with notice or lapse of time or both would become an event of default has occurred and is continuing (other than in the case of clause (ii)), by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision, (ii) any refinancing of any Indebtedness otherwise permitted under the provision of the 2007 Notes Indenture described under clause
(ii) or (v) of " -- Limitation on Consolidated Indebtedness," (iii) Permitted Joint Venture Investments, (iv) the payment of scheduled dividends on, or the redemption of, Preferred Stock permitted to be created or issued pursuant to the provision of the 2007 Notes Indenture described under " -- Limitation on Preferred Stock of Restricted Subsidiaries" or (v) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (i) through (iv) above, not in excess of $25 million in the aggregate after the date of the 2007 Notes Indenture.

        LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED SUBSIDIARIES

        The 2007 Notes Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to (i) pay dividends on, or make other distributions in respect of, its capital stock, or any other ownership interest or participation in, or measured by, its profits, to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (ii) make any loans or advances to the Company or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition (i) pursuant to any agreement in effect on the date of the 2007 Notes Indenture, (ii) pursuant to an agreement entered into after the date of the 2007 Notes Indenture relating to any Indebtedness the Incurrence of which is permitted under the 2007 Notes Indenture, provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive in any material respect than those contained in the PCS Vendor Facility or are no more restrictive in any material respect than those contained in the 2007 Notes Indenture, (iii) pursuant to an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary was acquired by the Company other than in anticipation of becoming a Restricted Subsidiary or (iv) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of any agreement described in clauses (i) through (iii) above, provided, however, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof.

        LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

        Subject to the requirements of the provision of the 2007 Notes Indenture described under " -- Consolidation, Merger, Conveyance, Transfer or Lease," the 2007 Notes Indenture provides that the Company will not, and will not permit any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such Wholly Owned Restricted Subsidiary or any other Wholly Owned Restricted Subsidiary to any Person other than the Company or a Wholly Owned Restricted Subsidiary; and shall not permit any Wholly Owned Restricted Subsidiary to issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may allow any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or dispose of the Capital Stock of such Wholly Owned Restricted Subsidiary or of any other Wholly Owned Restricted Subsidiary or allow any Wholly Owned Restricted Subsidiary to issue Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person provided that all the Capital Stock of such Wholly Owned Restricted Subsidiary is sold or otherwise disposed of and provided that such sale or disposition is effected in accordance with the terms of the provision of the 2007 Notes Indenture described under " -- Limitation on Certain Asset Dispositions."

        LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

        The 2007 Notes Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of $1 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person (other than a Restricted Subsidiary), unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that (i) such transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) such transaction is on terms that are no less favorable to the Company or a Restricted Subsidiary than those which might be obtained in arm's length transactions with a third party at the time.

        LIMITATION ON LIENS

        The 2007 Notes Indenture provides that the Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that is pari passu or subordinated to the 2007 Notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the 2007 Notes (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company which is subordinate in right of payment to the 2007 Notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

        The foregoing restrictions shall not apply to: (i) Liens existing in respect of any Indebtedness that exists on the date of the 2007 Notes Indenture;
(ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company; (iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the 2007 Notes Indenture; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); or (v) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii) and (iv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the 2007 Notes Indenture described under clause (ii) or (v) of " -- Limitation on Consolidated Indebtedness."

        LIMITATION ON CERTAIN DEBT

        The 2007 Notes Indenture provides that the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless the Indebtedness so Incurred is either pari passu or subordinate in right of payment to the 2007 Notes.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

        The 2007 Notes Indenture provides that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless (i) (a) the Company is the surviving entity or (b) if the Company is not the surviving entity then the successor or transferee assumes all the obligations of the Company under the 2007 Notes and the 2007 Notes Indenture, (ii) the Consolidated Net Worth of the successor or transferee immediately after the transaction is not less than 100% of the Company's Consolidated Net Worth immediately prior to the transaction,
(iii) immediately after giving effect to such transaction, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the 2007 Notes Indenture described in the first paragraph under " -- Limitation on Consolidated Indebtedness," (iv) after giving effect to such transaction no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and (v) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Trustee.

EVENTS OF DEFAULT AND REMEDIES

        The following are Events of Default under the 2007 Notes Indenture: (i) failure to pay the principal of or premium, if any, on the 2007 Notes at Maturity; (ii) failure to pay any interest on the 2007 Notes when it becomes due and payable continued for 30 days; (iii) failure, on the applicable Purchase Date, to purchase 2007 Notes required to be purchased by the Company pursuant to an Offer to Purchase as to which an Offer has been mailed to Holders; (iv) failure to perform or comply with the provisions of the 2007 Notes Indenture described under " -- Mergers, Consolidations and Certain Sales of Assets"; (v) failure to perform any other covenant or agreement of the Company under the 2007 Notes Indenture continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding 2007 Notes; (vi) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity;
(vii) the rendering of a final judgment or judgments against the Company or a Restricted Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or a Restricted Subsidiary.

        If an Event of Default, other than an event described under (viii) above, shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the 2007 Notes by notice as provided in the 2007 Notes Indenture, may declare the principal amount of the 2007 Notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding 2007 Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal of the 2007 Notes, have been cured or waived as provided in the 2007 Notes Indenture. If an Event of Default described under (viii) above shall occur, the 2007 Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        No Holder of any 2007 Note will have any right to institute any proceeding with respect to the 2007 Notes Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding 2007 Notes shall have made written request to the Trustee and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding 2007 Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a 2007 Note for enforcement of payment of the principal of and premium, if any, or interest on such 2007 Note on or after the respective due dates expressed in such Note. The Holders of a majority in aggregate principal amount of the 2007 Notes outstanding may waive any existing Default except a Default in the payment of interest or principal (including premium) on the 2007 Notes.

CERTAIN DEFINITIONS

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control"


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
when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Affiliate and Related Person Proceeds" means any cash payment received by the Company or any Restricted Subsidiary from any Affiliate or Related Person from any transaction permitted under the provisions of the 2007 Notes Indenture described under " -- Limitations on Transactions with Affiliates and Related Persons."

        "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) all or substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries having a Fair Market Value greater than $100,000.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, the State of Washington or the State of California are authorized or obligated by law or executive order to close.

        "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

        "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Consolidated Restricted Subsidiaries for such period.

        "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Consolidated Restricted Subsidiaries at such date.

        "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Consolidated Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Indebtedness discounts; (iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iv) fees with respect to Interest Hedge Agreements; (v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (vi) Preferred Stock dividends declared and payable in cash.

        "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (to the extent included and without


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
duplication) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the date of the 2007 Notes Indenture in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Consolidated Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business and (iv) all extraordinary gains and extraordinary losses.

        "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that, with respect to the Company, adjustments following the date of the 2007 Notes Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person and its Subsidiaries shall not be given effect to.

        "Consolidated Restricted Subsidiary" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles other than Unrestricted Subsidiaries.

        "Credit Facility" means the Loan Agreement, dated as of May 6, 1996, among the Company, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust Company of New York, as Managing Agents, and the other financial institutions named therein, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

        "Cumulative EBITDA" means EBITDA of the Company and its Consolidated Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the date of the 2007 Notes Indenture, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

        "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Consolidated Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the date of the 2007 Notes Indenture, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

        "Depositary" means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the 2007 Notes until a successor Depositary shall have become such pursuant to the applicable provisions of the 2007 Notes Indenture, and thereafter "Depositary" shall mean such successor Depositary. The Depositary initially is DTC.

        "Designated Senior Indebtedness" means the Indebtedness under the Credit Facility.

        "EBITDA" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Restricted Subsidiaries for such period, plus (iv) all other non-cash charges and expenses that were deducted in determining Consolidated Net Income for such period, minus (v) all non-cash revenues and gains to the extent included in Consolidated Net Income for such period.

        "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (i) if such Person or assets has a Fair Market Value of less than $5 million, by any officer of the Company and evidenced by an Officers' Certificate, dated within 30 days of the relevant transaction, or (ii) if such Person or assets has a Fair Market Value in excess of $5 million or more, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

        "Holder" means a Person in whose name a 2007 Note is registered in the Security Register.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence", "incurred", "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

        "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and (ix) the liquidation value of Preferred Stock issued pursuant to the provision of the 2007 Notes Indenture described in clause (v) of " -- Limitation on Preferred Stock of Restricted Subsidiaries."

        "Indebtedness to EBITDA Ratio" of any Person means at any date the ratio of Consolidated Indebtedness outstanding on such date to EBITDA for the four full fiscal quarters immediately preceding such date; provided, however, that, in the event such person or any of its Restricted Subsidiaries has acquired a Person during or after such period in a pooling-of-interests transaction, such computation shall be made on a pro forma basis as if the transaction had taken place on the first day of such period.

        "Initial Investors" means the Stanton Entities, the Hellman & Friedman Entities, the Goldman Sachs Entities and Providence.

        "Interest Hedge Agreements" means any interest rate swap, cap, collar, floor, caption. or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Make-Whole Amount" on any date in respect of any 2007 Note means the excess, if any, of (i) the aggregate present value as of such date of each dollar of principal being redeemed or paid and the


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
amount of interest (exclusive of interest accrued to such date) that would have been payable in respect of each such dollar if such redemption or payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date on which notice of redemption or payment is made) from the respective dates on which principal and interest would have been payable if such redemption or payment had not been made, over (ii) the aggregate principal amount of such 2007 Note being redeemed or paid.

        "Maturity" means, when used with respect to any 2007 Note, the date on which the principal of such 2007 Note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Notes Payment" means any payment or distribution of any kind or character, whether in cash, property or securities, or account of principal of (or premium, if any) or interest on or other obligations in respect of the 2007 Notes or other Indebtedness of the Company that is pari passu or subordinate in right of payment to the 2007 Notes or on account of any purchase or other acquisition of 2007 Notes or such other Indebtedness by the Company or any subsidiary of the Company.

        "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each Holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of 2007 Notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of 2007 Notes within five Business Days after the Expiration Date. The Offer shall also state the section of the 2007 Notes Indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding 2007 Notes offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where 2007 Notes are to be surrendered for tender pursuant to the Offer to Purchase.

        "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Trustee and delivered to the Trustee.

        "PCS Vendor Facility" means the Loan Agreement, dated June 30, 1995, between Western PCS II Corporation and Northern Telecom Inc., as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

        "Permitted Joint Venture" means, as applied to any Person, (i) any corporation or other entity (a) engaged in the acquisition, ownership, operation and management of assets in the Wireless Communications Business, (b) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control, (c) of which more than forty percent (40%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and by one or more Subsidiaries of such Person and (d) with respect to which such Person has the right or option to acquire all of the outstanding Capital Stock or ownership interests not owned by such Person; or (ii) any corporation or other entity which conducts no business other than the Wireless Communications Business exclusively outside the United States.

        "Permitted Joint Venture Investment" means (i) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock or other ownership interests of a Permitted Joint Venture or (B) any option, warrant or other right to acquire shares of Capital Stock or ownership interests of a Permitted Joint Venture or (ii) any loan, advance, lease, capital contribution to, or investment in, or payment of a Guaranty of any obligation of a Permitted Joint Venture; provided that such loan, advance, lease, capital contribution, investment or payment provides for a return that is senior in right of payment to any return on the Capital Stock or ownership interests of such Permitted Joint Venture; and provided, further, that not less than 75% of the aggregate Permitted Joint Venture Investments in any Permitted Joint Venture referred to in clause (i) of the definition of Permitted Joint Venture shall be Permitted Joint Venture Investments described in clause (ii); and provided, further, however, that the amount of Permitted Joint Venture Investments by the Company and its Restricted Subsidiaries in Permitted Joint Ventures described in clause (ii) of the definition of Permitted Joint Venture shall not exceed $20 million for any single such Permitted Joint Venture or $75 million in the aggregate for all such Permitted Joint Ventures.

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Qualified Capital Stock" means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the 2007 Notes Indenture.

        "Qualified Capital Stock Proceeds" means, with respect to any Person,
(a) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and (b) in the case of any exchange, exercise, conversion or surrender of any Preferred Stock or Indebtedness of such Person or any Subsidiary issued for cash after the date of the 2007 Notes Indenture for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Preferred Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the securityholders to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

        "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the 2007 Notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the 2007 Notes.

        "Reinvestment Rate" means the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

        "Restricted Payment" means, with respect to the Company or any Restricted Subsidiary of the Company, (i) any declaration or payment of a dividend or other distribution on any shares of its or such Restricted Subsidiary's Capital Stock (other than dividends payable solely in shares of its or such Restricted Subsidiary's Qualified Capital Stock or options, warrants or other rights to acquire its or such Restricted Subsidiary's Qualified Capital Stock and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock of the Company or any Related Person (other than a Restricted Subsidiary) of the Company or (B) any option, warrant or other right to purchase or acquire shares of Capital Stock of the Company or such Restricted Subsidiary or any Related Person (other than a Restricted Subsidiary) of the Company or its Restricted Subsidiary, in each case other than pursuant to the cashless exercise of options, (iii) any loan, advance, capital contribution to, or investment in, or payment of a Guaranty of any obligation of, or purchase, redemption or other acquisition of any shares of Capital Stock or any Indebtedness of, any Affiliate or Related Person (other than a Restricted Subsidiary or other than any loan, advance, capital contribution to, or investment in, the Company or another Restricted Subsidiary by a Restricted Subsidiary, any purchase, redemption or other acquisition of shares of Capital Stock of any Subsidiary of the Company where the purchase price for such Capital Stock is payable entirely in Qualified Capital Stock of the Company, or any payment by any Restricted Subsidiary of any loan, advance or other Indebtedness or other amount owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and (iv) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is subordinate in right of payment to the 2007 Notes.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

        "Security Register" has the meaning set forth in the 2007 Notes
Indenture.

        "Senior Indebtedness" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-petition interest is allowed in such proceeding) on (i) Indebtedness of the Company created pursuant to the Credit Facility and all other obligations thereunder or under the notes, security documents, pledge agreements, Interest Hedge Agreements or other agreements or instruments executed in connection therewith, (ii) Indebtedness of the Company created pursuant to any vendor financing Incurred for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business, (iii) all other Indebtedness of the Company referred to in the definition of Indebtedness other than clauses (iv), (vi) and (ix) thereof (and clause (viii) thereof to the extent applicable to Indebtedness Incurred under clauses (iv) and (vi) thereof), whether Incurred on or prior to the date of the 2007 Notes Indenture or thereafter Incurred, other than the 2007 Notes, and (iv) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; provided, however, the following shall not constitute Senior Indebtedness: (A) any Indebtedness owed to a Person when such Person is a Restricted Subsidiary of the Company, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the 2007 Notes, (c) any Indebtedness Incurred in violation of the 2007 Notes Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (C) if the holder(s) of such Indebtedness or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the 2007 Notes Indenture) or (D) any Indebtedness which is subordinated in right or payment in respect to any other Indebtedness of the Company.

        "Senior Nonmonetary Default" means the occurrence or existence and continuance of any event of default, or of any event which, after notice or lapse of time (or both), would become an event of default, under the terms of any instrument pursuant to which any Senior Indebtedness is outstanding, permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or a trustee or agent on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Senior Payment Default.

        "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

        "Stated Maturity," when used with respect to any 2007 Note or any installment of interest thereon, means the date specified in such 2007 Note as the date on which the principal of such 2007 Note or such installment of interest is due and payable.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

        "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, including Permitted Joint Ventures.

        "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Common Stock or Preferred Stock of, or owns or holds any lien on any property of, such Person or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that the Fair Market Value of the Subsidiary at the time of such designation would be permitted as an investment (other than pursuant to clause
(iii) under the last paragraph of Section 1011 of the 2007 Notes Indenture) under the provision of the 2007 Notes Indenture described under " -- Limitation on Restricted Payments." The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; provided that immediately after giving effect to such designation (x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the 2007 Notes Indenture described in the first paragraph under " -- Limitation on Consolidated Indebtedness" and (y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the Trustee.

        "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted

Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

        "Wireless Communications Business" means the provision of wireless communications services and other related services.

MODIFICATION AND WAIVER

        Modifications and amendments of the 2007 Notes Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding 2007 Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each 2007 Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any 2007 Note, (ii) reduce the principal amount of or premium, if any, or interest on any 2007 Note, (iii) change the place or currency of payment of principal of, or premium or interest on any 2007 Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any 2007 Note, (v) reduce the percentage of aggregate principal amount of 2007 Notes outstanding necessary to amend the 2007 Notes Indenture, (vi) reduce the percentage of aggregate principal amount of 2007 Notes outstanding necessary for waiver of compliance with certain provisions of the 2007 Notes Indenture or for waiver of certain defaults, (vii) modify such provisions with respect to modification and waiver, (viii) modify the subordination provisions in a manner adverse to the Holders of the 2007 Notes,
(ix) following the mailing of an Offer to Purchase, modify the provisions of the 2007 Notes Indenture with respect to such Offer to Purchase in a manner adverse to such Holder or (x) modify the provision of the 2007 Notes Indenture described under " -- Limitation on Certain Debt."

        The Holders of a majority in aggregate principal amount of the outstanding 2007 Notes may waive compliance by the Company with certain restrictive provisions of the 2007 Notes Indenture. The Holders of a majority in aggregate principal amount of the outstanding 2007 Notes may waive any past default under the 2007 Notes Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the 2007 Notes Indenture which cannot be amended without the consent of the Holder of each outstanding 2007 Note affected.

DEFEASANCE

        The 2007 Notes Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of outstanding 2007 Notes (except for certain obligations to register the transfer or exchange of 2007 Notes, to replace mutilated, lost, destroyed or stolen 2007 Notes and to maintain paying agents and hold moneys for payment in trust), and the provisions of the 2007 Notes Indenture described under " -- Subordination" shall cease to be effective, or (ii) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the 2007 Notes Indenture and the 2007 Notes, and the provisions of the 2007 Notes Indenture described under " -- Subordination" shall cease to be effective, in either case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money, and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding 2007 Notes in accordance with the terms of the 2007 Notes Indenture and the 2007 Notes. Such trust may only be established if, among other things, (1) with respect to clause (i), the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that Holders of 2007 Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause
(ii), the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the 2007 Notes will not recognize gain or loss for federal income tax purposes as a result or such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (3) no Event of Default described under clause (viii) under "Events of Default" above or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default under such clause (viii) shall have occurred and be continuing at any time during the period ending on the 121st day following such date of deposit; (4) such deposit shall not cause the trust so created to be subject to the Investment Company Act or 1940 or shall be qualified under such act or exempt from regulation thereunder; and (5) certain other customary conditions precedent.

NOTICES

        Notices to Holders of Exchange Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

TITLE

        The Company, the Trustee and any agent of the Trustee may treat the Person in whose name a 2007 Note as the absolute owner thereof (whether or not such 2007 Note may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

        The 2007 Notes Indenture and the 2007 Notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

        The 2007 Notes Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the 2007 Notes Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the 2007 Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

        The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the 2007 Notes Indenture and as to any default in such performance. The Trustee also serves as the Trustee under the 2006 Notes Indenture.

                          DESCRIPTION OF CAPITAL STOCK

        For a description of the Class A Common Stock and Class B Common Stock of the Company see the Company's registration statement on Form S-1 (Commission File No. 333-2432), which description is incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                              PLAN OF DISTRIBUTION

        This prospectus may be used by Goldman Sachs in connection with offers and sales related to market-making transactions in the shares of Class A Common Stock, the 2006 Notes and the Exchange Notes effected from time to time.
Goldman Sachs may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when they act as agent for both such parties. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        The Goldman Sachs Group, L.P. may be deemed to be the owner of 12,099,029 shares of the Company's Class B Common Stock, which such shares consist of (i) 11,096,078 shares held of record by GS Capital Partners, L.P. ("GS Capital"), (ii) 580,813 shares held of record by Stone Street Fund 1992, L.P. ("Stone Street"), (iii) 337,163 shares held of record by Bridge Street Fund 1992, L.P. ("Bridge Street") and (iv) 84,975 shares held of record by The Goldman Sachs Group, L.P. ("GS Group," and, with GS Capital, Stone Street and Bridge Street, the "Goldman Sachs Entities"). Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of GS Group. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group or its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The shares above do not include (i) shares of Class A Common Stock owned by Goldman Sachs which were acquired in the ordinary course of market-making transactions, or (ii) shares of Class A Common Stock held in client accounts for which Goldman Sachs exercises voting or investment authority, or both. GS Group disclaims beneficial ownership of the shares held in such client accounts.

        Terence M. O'Toole, a Managing Director of Goldman Sachs, has been a director of the Company since its formation in July 1994. Mr. O'Toole was elected a director of the Company pursuant to a shareholders agreement among the Goldman Sachs Entities, Hellman & Friedman and certain of its affiliates (the "Hellman & Friedman Entities"), John W. Stanton, Chairman and Chief Executive Officer of the Company, and Theresa E. Gillespie, Senior Vice President of the Company, and certain of their affiliates (collectively, the "Stanton Entities"), and Providence Media Partners L.P. ("Providence"). Such agreement provides that the parties thereto will vote their shares of common stock of the Company in favor of the election as directors of the Company the Chief Executive Officer of the Company, one person designated by John W. Stanton and Providence, one person designated by Goldman Sachs, two persons designated by the Hellman & Friedman Entities and one person selected by a majority of such designated persons, subject to the ownership requirements set forth in such agreement. Mr.
O'Toole was designated by Goldman Sachs pursuant thereto.

        Goldman Sachs served as a managing underwriter in the Company's May 1996 equity and debt initial public offerings, as a purchaser in its October 1997 private debt offering, and as a financial advisor with respect to the investment in the Company and one of its subsidiaries by Hutchinson Telecommunications Limited and one of its affiliates, receiving customary fees therefor.

        The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intend to make a market in the shares of Class A Common Stock, the 2006 Notes and the Exchange Notes. However, they are not obligated to do so and any market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be developed or sustained.

        Goldman Sachs may not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval by the customer.

        The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WWCA."

        Settlement of the Class A Common Stock, the 2006 Notes and the Exchange Notes will be made in immediately available funds, and all secondary trading will settle in immediately available funds.

        The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

        The validity of the shares of Class A Common Stock, the 2006 Notes and the 2007 Notes, each as offered hereby, have been passed upon for the Company by Preston Gates & Ellis LLP, Seattle, Washington. As of the date hereof, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for Western Wireless own less than 50,000 shares of Class A Common Stock. The validity of the shares of Class A Common Stock and the 2006 Notes, each as offered hereby, have been passed upon for the underwriters of the Company's public offerings of the Class A Common Stock and 2006 Notes by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell has represented and continues to represent Goldman Sachs in connection with its investment in the Company.

                                     EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================
        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.............       3
Incorporation Of Certain
  Information By Reference........       3
Prospectus Summary................       5
Risk Factors......................      10
Use Of Proceeds...................      19
Description Of Senior Subordinated
  Notes Due 2006..................      20
Description Of Senior Subordinated
  Notes Due 2007..................      38
Description of Capital Stock......
Plan Of Distribution..............      59
Validity Of Securities............      60
Experts...........................      60

                          WESTERN WIRELESS CORPORATION
                  CLASS A COMMON STOCK(NO PAR VALUE PER SHARE)
                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2006
                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2007

                              GOLDMAN, SACHS & CO.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred by the Company in connection with the initial sale and distribution of Class A Common Stock and Senior Subordinated Notes registered by the Company:

                SEC Registration Fee.............................    $  280,164
                Nasdaq Listing Fee...............................       107,458
                NASD Filing Fee..................................        46,000
                Blue Sky Qualification Fees and Expenses
                  (including Legal Fees).........................       275,000
                Transfer Agent and Registrar Fees................        10,000
                Legal Fees and Expenses..........................     1,018,470
                Printing Expenses................................       770,640
                Auditor's Fees and Expenses......................       292,175
                Miscellaneous Expenses...........................       803,093
                                                                     ----------
                    Total........................................    $3,603,000
                                                                     ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

        The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

        The Company has entered into separate indemnification agreements with each of its directors and executive officers.

ITEM 16.  LIST OF EXHIBITS.

EXHIBIT                                    DESCRIPTION                                FOOTNOTE
-------                                    -----------                                --------
  1.1     --  U.S. Underwriting Agreement...........................................     (1)

  1.2     --  International Underwriting Agreement..................................     (1)

  1.3     --  Underwriting Agreement................................................     (2)

  1.4     --  Purchase Agreement....................................................     (3)

  3.1     --  Amended and Restated Articles of Incorporation of the Registrant......     (1)

  3.2     --  Bylaws of the Registrant..............................................     (1)

  4.1     --  Indenture between Western Wireless Corporation and Harris Trust
              Company of California, dated October 24, 1996, relating to the
              10-1/2% Senior Subordinated Notes Due 2007............................     (3)

  4.2     --  Indenture between Western Wireless Corporation and Harris Trust
              Company of California, dated May 22, 1996, relating to the 10-1/2%
              Senior Subordinated Notes Due 2006....................................     (2)

  4.3     --  Form of Supplemental Indenture to be entered into between
              Western Wireless Corporation and Harris Trust Company of
              California, relating to the 10-1/2% Senior Subordinated Notes Due
              2007..................................................................     (3)

  4.4     --  Form of Supplemental Indenture to be entered into between
              Western Wireless Corporation and Harris Trust Company of
              California, relating to the 10-1/2% Senior Subordinated Notes Due
              2006..................................................................     (3)

  5.1     --  Opinion of Preston Gates & Ellis LLP with respect to Class A Common        (1)
              Stock.................................................................

  5.2     --  Opinion of Preston Gates & Ellis LLP with respect to 10-1/2% Senior
              Subordinated Notes Due 2006...........................................     (2)

  5.3     --  Opinion of Preston Gates & Ellis LLP with respect to 10-1/2% Senior
              Subordinated Notes Due 2007...........................................     (3)

  12.1    --  Computation of Ratio of Earnings to Fixed Charges                          (3)

  23.1    --  Consent of Arthur Andersen LLP

  23.2    --  Consents of Preston Gates & Ellis LLP (See Exhibits 5.1, 5.2 and 5.3)

  24.1    --  Power of Attorney                                                          (3)

  25.1    --  Statement of Eligibility of Trustee...................................     (2)

  25.2    --  Statement of Eligibility of Trustee...................................     (3)


(1) Incorporated herein by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (Commission File No. 333-2432).

(2) Incorporated herein by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (Commission File No. 333-2688).

(3) Incorporated herein by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (Commission File No. 333-14859).

ITEM 17.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES.

        None

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Issaquah, State of Washington, on this 27th day of March, 1998.

                                        WESTERN WIRELESS CORPORATION
                                        By      /s/  ALAN R. BENDER
                                        --------------------------------------
                                        Alan R. Bender
                                        Senior Vice President, General Counsel


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 27, 1998 by the following persons in the capacities indicated.


        SIGNATURES                                        TITLE
        ----------                                        -----
        /s/  JOHN W. STANTON                       Chairman, Chief Executive Officer and
        -------------------------------
        John W. Stanton                            Director (Principal Executive Officer)

        /s/  DONALD GUTHRIE                        Vice Chairman and Chief Financial
        -------------------------------
        Donald Guthrie                             Officer (Principal Financial Officer)

        /s/  PATRICIA MILLER                       Principal Accounting Officer
        -------------------------------
        Patricia Miller


               *                                   Director
        -------------------------------
        John L Bunce, Jr.

               *                                   Director
        -------------------------------
        Mitchell R. Cohen

               *                                   Director
        -------------------------------
        Daniel J. Evans

               *                                   Director
        -------------------------------
        Jonathan M. Nelson

               *                                   Director
        -------------------------------
        Terence M. O'Toole


        *      By  /s/ Alan R. Bender
                 -------------------------------
                     Alan R. Bender
                     Attorney-in-Fact

                                INDEX TO EXHIBITS

EXHIBIT                                    DESCRIPTION                                FOOTNOTE
-------                                    -----------                                --------
  1.1     --  U.S. Underwriting Agreement...........................................     (1)

  1.2     --  International Underwriting Agreement..................................     (1)

  1.3     --  Underwriting Agreement................................................     (2)

  1.4     --  Purchase Agreement....................................................     (3)

  3.1     --  Amended and Restated Articles of Incorporation of the Registrant......     (1)

  3.2     --  Bylaws of the Registrant..............................................     (1)

  4.1     --  Indenture between Western Wireless Corporation and Harris Trust
              Company of California, dated October 24, 1996, relating to the
              10-1/2% Senior Subordinated Notes Due 2007............................     (3)

  4.2     --  Indenture between Western Wireless Corporation and Harris Trust
              Company of California, dated May 22, 1996, relating to the 10-1/2%
              Senior Subordinated Notes Due 2006....................................     (2)

  4.3     --  Form of Supplemental Indenture to be entered into between
              Western Wireless Corporation and Harris Trust Company of
              California, relating to the 10-1/2% Senior Subordinated Notes Due
              2007..................................................................     (3)

  4.4     --  Form of Supplemental Indenture to be entered into between
              Western Wireless Corporation and Harris Trust Company of
              California, relating to the 10-1/2% Senior Subordinated Notes Due
              2006..................................................................     (3)

  5.1     --  Opinion of Preston Gates & Ellis LLP with respect to Class A Common        (1)
              Stock.................................................................

  5.2     --  Opinion of Preston Gates & Ellis LLP with respect to 10-1/2% Senior
              Subordinated Notes Due 2006...........................................     (2)

  5.3     --  Opinion of Preston Gates & Ellis LLP with respect to 10-1/2% Senior
              Subordinated Notes Due 2007...........................................     (3)

  12.1    --  Computation of Ratio of Earnings to Fixed Charges                          (3)

  23.1    --  Consent of Arthur Andersen LLP

  23.2    --  Consents of Preston Gates & Ellis LLP (See Exhibits 5.1, 5.2and 5.3)

  24.1    --  Power of Attorney                                                          (3)

  25.1    --  Statement of Eligibility of Trustee...................................     (2)

  25.2    --  Statement of Eligibility of Trustee...................................     (3)

(1)     Incorporated herein by reference to the exhibit filed with the Company's

        Registration Statement on Form S-1 (Commission File No. 333-2432).

(2) Incorporated herein by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (Commission File No. 333-2688).

(3) Incorporated herein by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (Commission File No. 333-14859).


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